Exhibit 10.2

AGREEMENT FOR THE PURCHASE OF SHARES
OF ARAL PETROLEUM CAPITAL LLP
AND SHARES AND DEBT OF GROENZEE B.V.
AUGUST 1, 2014

Table of Contents (continued)

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT dated as at August 1, 2014.

BY AND AMONG:

CASPIAN ENERGY INC., a corporation existing under the laws of Ontario, Canada (“CEI”)

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CASPIAN ENERGY LIMITED, a corporation existing under the laws of Ontario, Canada (“CEL”)

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ASIA SIXTH ENERGY RESOURCES LIMITED, a corporation existing under the laws of the British Virgin Islands (“Asia Sixth”)

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GROENZEE B.V., private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) existing under the laws of the Netherlands (“Groenzee”)

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PACIFIC ENERGY DEVELOPMENT CORP., a corporation existing under the laws of the State of Nevada, United States of America (“Pedevco”)

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GIANT DRAGON ENTERPRISES LIMITED, a company existing under the laws of the British Virgin Islands (“Giant Dragon”)

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ACAP LIMITED, a company existing under the laws of the British Virgin Islands (“Acap”)

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RJ CREDIT, LLC, a company existing under the laws of the State of Delaware, United States of America (“RJ Credit”)

RECITALS:

WHEREAS Aral Petroleum Capital LLP is a legal entity established under the laws of the Republic of Kazakhstan, having state registration certificate No. 65245-1910-TOO (ИУ) issued by the Justice Department of the City of Almaty of the Ministry of Justice of the Republic of Kazakhstan on 25 August 2004 with its registered address at 77 Dzhambul Street, Almaty, 050012, Republic of Kazakhstan (“Aral”);

AND WHEREAS Asia Sixth is the creditor of all the Indebtedness set forth in Schedule “B” (the “Purchased Debt”);

AND WHEREAS Asia Sixth is the registered and beneficial owner of all of the issued and outstanding shares of Groenzee (“Groenzee Shares”);

AND WHEREAS CEI is the registered and beneficial owner of all of the issued and outstanding shares of CEL;

AND WHEREAS Asia Sixth owns directly a 10% participating interest in the charter capital (“Aral Interests”) of Aral, which such Aral Interests are all the Aral Interests owned by Asia Sixth (the “Asia Sixth Aral Interests”);

AND WHEREAS Groenzee owns directly 50% of Aral Interests, which such Aral Interests are all the Aral Interests owned by Groenzee (the “Groenzee Aral Interests”);

AND WHEREAS Asia Sixth wishes to sell and CEI wishes to purchase all of the Groenzee Shares, the Purchased Debt and Asia Sixth Aral Interests held by Asia Sixth;

AND WHEREAS in connection with the sale of the Asia Sixth Aral Interests and the Groenzee Shares, Groenzee, Asia Sixth and CEL wish to terminate certain agreements made between Groenzee and CEL in connection with a proposed sale of certain Aral Interests by CEL to Groenzee;

AND WHEREAS in connection with the sale of the Groenzee Shares, the relevant parties hereto have transferred certain debt held by Groenzee to third parties prior to the signing of this Agreement;

AND WHEREAS in connection with the entering into of this Agreement, Asia Sixth intends to terminate a certain shares subscription agreement made between Asia Sixth and Pedevco dated on or about September 11, 2013, as may have been amended from time to time (the “Pedevco Agreement”) and upon termination of the Pedevco Agreement, Asia Sixth is required to pay to Pedevco a sum of US$5,000,000 (“Pedevco Indebtedness”) advanced by Pedevco to Asia Sixth under the Pedevco Agreement by issuing to Pedevco a promissory note in the amount of US$5,000,000 (“Pedevco Promissory Note”) and at the direction of Pedevco, pay to RJ Credit (being Pedevco’s creditor) a sum of US$5,000,000 (“RJ Credit Indebtedness”) by issuing to RJ Credit a promissory note in the amount of US$5,000,000 (“RJ Credit Promissory Note”).

AND WHEREAS in connection with the entering into of this Agreement, Asia Sixth intends to terminate a certain share purchase agreement made between Sixth Energy and Giant Dragon dated on or about September 11, 2013, as may have been amended from time to time (the “Giant Dragon Agreement”) and in consideration of the termination of the Giant Dragon Agreement, Asia Sixth has agreed to pay, on behalf of Sixth Energy, a sum of US$ 5,500,000 (“Giant Dragon Indebtedness”) to Giant Dragon to set-off a corresponding amount of loan owing by Asia Sixth to Sixth Energy by issuing to Giant Dragon a promissory note (“Giant Dragon Promissory Note”).

AND WHEREAS in connection with the entering into of this Agreement, Asia Sixth intends to terminate a certain share purchase agreement made between Sixth Energy and Acap dated on or about September 11, 2013, as may have been amended from time to time (the “Acap Agreement”) and in consideration of the termination of the Acap Agreement, Asia Sixth has agreed to pay, on behalf of Sixth Energy, a sum of US$ 9,900,0000 (“Acap Indebtedness”) to Acap to set-off a corresponding amount of loan owing by Asia Sixth to Sixth Energy by issuing to Acap a promissory note (“Acap Promissory Note”).

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

ARTICLE I – INTERPRETATION

1.1	Definitions.

In this Agreement, the following terms have the following meanings:

“Acap Agreement” has the meaning specified in the recitals hereto.

“Acap Indebtedness” has the meaning specified in the recitals hereto.

“Acap Promissory Note” has the meaning specified in the recitals hereto.

“Affiliate” has the meaning given to such term in the Business Corporations Act (Ontario).

“Agreement” means this share purchase agreement and the Schedules and exhibits attached to it, in all cases as they may be amended from time to time; and the words “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this share purchase agreement.

“Anti-monopoly Approval” means the approval or non-objection to the transactions contemplated herein by the Agency of the Republic of Kazakhstan for Competition Protection.

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, (a) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, Order or other requirement having the force of law, (b) any policy, practice, protocol, standard or guideline of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law (collectively in the foregoing clauses (a) and (b), “Law”), in each case relating or applicable to such Person, property, transaction, event or other matter and also includes, where appropriate, any interpretation of Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

“Aral” has the meaning specified in the recitals hereto.

“Aral Charter" means the charter of Aral as amended.

“Aral Contingent Liabilities” has the meaning specified Section 4.1(2).

“Aral Financing Documents” has the meaning specified in Section.6.1.

“Aral Interests” has the meaning specified in the recitals hereto.

“Aral Material Liabilities” has the meaning specified Section 4.1(2).

“Aral Pre-emption Right Waivers” means an irrevocable and unconditional waiver from Aral in the form substantially set out in Schedule “E” hereto, pursuant to which Aral waives any rights of pre-emption arising in connection with the sale of the Aral Interests contemplated in this Agreement.

“Aral Transfer Deed” means the act on transfer, in the agreed form, to be executed between CEI (or the Permitted Assign) and Asia Sixth with respect to the transfer of the Asia Sixth Aral Interests.

“Asia Sixth” has the meaning specified in the recitals hereto.

“Asia Sixth Aral Interests” has the meaning specified in the recitals hereto.

“Asia Sixth Consideration Shares” has the meaning specified in Section 2.3.

“Asia Sixth Consideration Warrants” has the meaning specified in Section.2.3.

“Asia Sixth Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by Asia Sixth to the Caspian Entities.

“Asia Sixth Entities” means collectively Asia Sixth and Groenzee and each “Asia Sixth Entity” means either Asia Sixth Entities.

“Asia Sixth Indemnified Persons” has the meaning specified in Section 8.2.

“Assets” means, with respect to Aral, all property and assets of every nature and kind, whether leased or owned, and wherever located including without limitation (i) all machinery, equipment, furniture, accessories and supplies of all kinds, (ii) all trucks, cars and other vehicles, (iii) all inventories of stock-in-trade and merchandise including materials, supplies, work-in-progress, tooling, service parts and purchased finished goods owned by Aral, (iv) all accounts and notes receivable of every nature and kind, whether current or not, (v) the leasehold interest in and to any leased properties of Aral and the buildings, improvements and fixtures located thereon, (vi) all proprietary rights of Aral, (vii) all Licenses, Consents and Regulatory Approvals held by Aral, (viii) the Contracts, leases and offers to lease of Aral, (ix) the books and records of Aral, (x) the Corporate Records of Aral, and (xi) Seismic Data.

“Business” means the business presently and heretofore carried on by Aral and its subsidiaries.

“Business Day” means any day, other than a Saturday, Sunday or statutory or civic holiday in Toronto, Ontario, Calgary, Alberta, the Netherlands, Kazakhstan, or Hong Kong.

“C$” means Canadian dollars, the lawful currency of Canada.

“Caspian Entities” means collectively CEI and CEL and each “Caspian Entity” means either Caspian Entities.

“Caspian Entities Indemnified Persons” has the meaning specified in Section 8.1.

“CEI Balance Sheet” means the balance sheet of CEI as at 12:01 a.m. on the date specified, prepared in accordance with GAAP, consistently applied with those principles used in the preparation of the CEI Financial Statements.

“CEI Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by CEI to the Asia Sixth Entities.

“CEI Financial Statements” means the audited financial statements of CEI for the three most recently completed financial years and the unaudited financial statements of CEI for the three month period ended March 31, 2014.

“CEI Payees” has the meaning specified in Section 8.8.

“CEI Shareholders’ Approval” means the approval as required by Applicable Law, of the holders of Common Shares voted in person or by proxy at the Meeting, authorizing:

(a)	the issuance of the Consideration Shares and Common Shares issuable under the Consideration Warrants;

(b)	the election of directors to the board of CEI; and

(c)	CEI to continue into British Columbia.

and any other matters requiring approval by holders of Common Shares by the NEX, the TSXV (including, if required, “minority approval”, as such term is defined under Multilateral Instrument 61-101 - Protection Of Minority Security Holders In Special Transactions) or as otherwise required under Applicable Law for the purposes of consummating the transactions contemplated by this Agreement.

“CEL” has the meaning specified in the title to this Agreement.

“CEL Agreements” means collectively the CEL Guarantee, CEL Share Purchase Agreement and CEL Share Pledge, including in each case any supplement and amendment thereto.

“CEL Aral Interests” means the 40% participating interest in the charter capital of Aral owned by CEL.

“CEL Guarantee” means the guarantee made by CEL in favour of Groenzee dated June 3, 2013.

“CEL Share Purchase Agreement” means the share purchase agreement between CEL and Groenzee dated June 3, 2013 providing for the sale of certain Aral Interests by CEL to Groenzee.

“CEL Share Pledge” means the agreement providing for the pledge of interest dated June 3, 2013 made between CEL and Groenzee.

“Circular” means the notice of the Meeting and management information circular, including all schedules, appendices and exhibits thereto, to be sent to the shareholders of CEI in connection with the Meeting, as amended, supplemented or otherwise modified from time to time prepared in accordance with Applicable Laws including the policies of the NEX or the TSXV, as applicable.

“Clean CEI Balance Sheet” has the meaning set forth in Section 5.2(1)(b).

“Clean Groenzee Balance Sheet” has the meaning set forth in Section 5.8(2).

“Closing” means the completion of the purchase and sale of the Asia Sixth Aral Interests, the Purchased Debt and Groenzee Shares, as well as the issuance of the Consideration Shares in accordance with the terms of this Agreement.

“Closing Date” means the date that is five (5) Business Days following the date all conditions in Article VI have been satisfied or waived in accordance to the provisions thereto, or a day as may be agreed to in writing by CEI and Asia Sixth.

“Closing Period” means the period between the close of business on the date of this Agreement and the Closing.

“Closing Time” has the meaning set forth in Section 3.1 hereto.

“Common Shares” means the common shares in the capital of CEI.

“Consent” means any consent, approval, permit, waiver, ruling, exemption or acknowledgement from any Person (other than Aral) which is provided for or required: (a) in respect of or pursuant to the terms of any Contract; or (b) under any Applicable Law, in either case (x) in connection with the sale or transfer of Aral Interests, the Purchased Debt or the Groenzee Shares to CEI on the terms contemplated in this Agreement; (y) to permit Aral to carry on the Business after Closing; or (z) which is otherwise necessary to permit the Parties to perform their obligations under this Agreement, but does not include a Regulatory Approval.

“Consideration Shares” means the Subscription Shares and the Asia Sixth Consideration Shares, representing, immediately after Closing, 60% of the issued and outstanding Common Shares as of the Closing Date.

“Consideration Warrant” means an option to acquire a Common Share, subject to Applicable Law, on terms corresponding to a Warrant, Option or RN Option (as modified in Schedule 2.3A hereto) outstanding immediately after Closing and which such Consideration Warrant is exercisable only following the issuance of a Common Share in accordance with the terms of the Warrant or Option or RN Option to which the terms of the particular Consideration Warrant corresponds.

“Contracts” means all agreements, leases, arrangements, understandings, commitments and undertakings (whether written, electronic or oral), including, without limitation, Licenses relating to proprietary rights, to which a Person is a party or a beneficiary or pursuant to which any of its property or assets may be affected.

“Corporate Records” means all books and records as well as corporate records, including (i) all constating documents and by-laws, (ii) all minutes of meetings and resolutions of shareholders and directors, and (iii) the share certificate books, securities register, register of members, register of transfers and register of directors.

“Damages” means, any loss, cost, liability, claim, interest, fine, penalty, assessment, Taxes, damages available at law or in equity (but excluding any incidental, consequential, special, aggravated, exemplary or punitive damages), expense (including reasonable consultant’s and expert’s fees and expenses and reasonable costs, fees and expenses of legal counsel on a full indemnity basis, without reduction for tariff rates or similar reductions and reasonable costs, fees and expenses of investigation, defence or settlement) or diminution in value.

“Dispute” means a dispute, controversy, difference or claim between the Parties arising out of or in relation to this Agreement.

“Excellent Harvest” means Excellent Harvest Holdings Limited a wholly owned subsidiary of Strong Petrochemical Holdings Limited.

“Exchange Approval” means the conditional approval of the NEX, and/or, if applicable, the TSXV approving the transactions set out in this Agreement as required under policies, rules and regulations issued by the respective exchange, including any matters put forth in connection with obtaining the CEI Shareholders’ Approval.

“Firebird” means Firebird Global Master Fund Holdings, Ltd. and Firebird Avrora Fund, Ltd.

“GAAP” means international financial reporting standards, and with respect to any Party, as generally accepted in its jurisdiction at the relevant time.

“Giant Dragon” has the meaning specified in the title to this Agreement.

“Giant Dragon Agreement” has the meaning specified in the recitals hereto.

“Giant Dragon Indebtedness” has the meaning specified in the recitals hereto.

“Giant Dragon Promissory Note” has the meaning specified in the recitals hereto.

“Governmental Authority” means any (i) multinational, federal, provincial, territorial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau or agency, domestic or foreign, (ii) any subdivision or authority of any of the above, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Groenzee” has the meaning specified in the recitals hereto.

“Groenzee Aral Interests” has the meaning specified in the recitals hereto.

“Groenzee Aral Debt” means the amount and material terms of such Indebtedness set forth opposite such term in Schedule “A” attached hereto.

“Groenzee Asia Sixth Debt” means the amount and material terms of all Indebtedness listed in Schedule “B” attached hereto.

“Groenzee Balance Sheet” means the balance sheet of Groenzee as at 12:01 a.m. on the date specified, prepared in accordance with generally accepted accounting principles, consistently applied with those principles used in the preparation of the Groenzee Financial Statements.

“Groenzee CEL Sold Debt” means the amount and material terms of such Indebtedness set forth opposite such term in Schedule “A (2)” attached hereto.

“Groenzee Financial Statements” means the audited financial statements of Groenzee for the last three most recently completed financial years and the unaudited financial statements of Groenzee (on a single entity basis) for the three month period ended March 31, 2014.

“Groenzee Shares” has the meaning specified in the recitals hereto.

“Groenzee Transfer Deed” means a notarial transfer deed, in the agreed form, to effect the transfer of the Groenzee Shares.

“Group Company” means each Caspian Entity and from and after Closing each Caspian Entity and Groenzee.

“ICC Rules” has the meaning specified in Section 9.9.

“Indebtedness” of any Person means, without duplication:

(a)	all obligations of such Person for borrowed money or with respect to deposits or advances of any kind;

(b)	all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)	all obligations, contingent or otherwise, of such Person upon which interest charges are customarily paid;

(d)	all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(e)	all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(f)
all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(g)	all guarantees by such Person of Indebtedness of others;

(h)	all capital lease obligations of such Person;

(i)
all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guarantee (other than letters of credit and letters of guarantee issued in support of current accounts payable incurred in the ordinary course of business);

(j)	all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

(k)	all obligations under any foreign exchange contract, currency swap agreement, foreign currency futures or options, exchange rate insurance or other similar agreement or combination thereof;

(l)
all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value (other than for other equity securities) any equity securities of such Person, valued, in the case of redeemable equity securities, at the greater of voluntary or involuntary redemption price, plus accrued and unpaid dividends; and

(m)	any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any Indebtedness of the types referred to above.

“Interim Aral Loan” means a US$3,000,000 facility agreement dated May 21, 2014 between Sixth Energy (as lender) and Aral (as borrower) under which US$1,800,000 has been drawn by Aral as of July 23, 2014 and any additional loan or loans from Sixth Energy to Aral as agreed to in writing by Meridian.

“IntereksClaim” means the claim for Damages from Intereks & Co LLP in the approximate amount set forth in Schedule “A (1)” relating to Nabors Drilling International Limited on 8 October 2009 in relation to the on-shore drilling services contract (No. NDIL-APC-04/005) between the Aral, as the customer, and Nabors Drilling International Limited, as the service provider, dated 19 April 2005, as amended.

“Investors” means Pedevco, RJ Credit, Giant Dragon and Acap and “Investor” means any one of them.

“Kazakh Consents” means the waiver by the Government of Kazakhstan of its pre-emptive purchase right under the Law of the Republic of Kazakhstan on Subsoil and Subsoil Use dated June 2010 and the consent of Kazakh MOG, each in respect of: (a) the sale of the Aral Interests by Asia Sixth and/or the transactions contemplated in this Agreement; and (b) the pledge of any Aral Interests in connection with the transactions contemplated in the Aral Financing Documents, in each case in accordance with the terms contemplated herein.

“Kazakh MOG” means the Ministry of Oil and Gas of the Republic of Kazakhstan.

“Kazakhstan Law” means Applicable Laws in Kazakhstan.

“Legal Proceeding” means any litigation, action, application, suit, investigation, hearing, claim, complaint, deemed complaint, grievance, civil, administrative, regulatory or criminal, arbitration proceeding or other similar proceeding, before or by any court, tribunal or Governmental Authority, and includes any appeal or review thereof and any application for leave for appeal or review.

“License” means any License, permit, authorization, approval or other evidence of authority issued or granted to, conferred upon, or otherwise created for, Aral by any Governmental Authority.

“Liens” means (i) any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), privilege, easement, servitude, pre-emptive right or right of first refusal, ownership or title retention agreement, restrictive covenant or conditional sale agreement, and (ii) any other encumbrance of any nature or any other arrangement or condition which, in substance, secures payment or performance of an obligation.

“Material Adverse Effect” means, with respect to any Person, any state of facts, which, in either case, either individually or in the aggregate, are, or would reasonably be expected to be, material and adverse to (i) the business, operations, results of operations, assets, liabilities, obligations or financial condition of the Person and its Subsidiaries, on a consolidated basis, (ii) the implementation of the transactions contemplated in this Agreement, or (iii) the ability of the Person and its Subsidiaries to comply with any of their respective obligations under this Agreement.

“Material Contract” means a Contract which has a value in excess of $500,000.

“Meridian” means Meridian Capital International Fund.

“Meeting” means the special meeting of the shareholders of CEI to be convened by CEI for the purposes of, among other things, seeking the CEI Shareholders’ Approval and any adjournment or continuation thereof.

“Milestone Date” has the meaning specified in Section 1.9.

“NEX” means the NEX, a trading board of the TSXV, or a successor thereof.

“Options” has the meaning specified in Section 4.2(7).

“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

“Parties” means CEI, CEL, Asia Sixth, Groenzee, Pedevco, Giant Dragon, Acap, RJ Credit and any other Person who may become a party to this Agreement and “Party” means any one of them.

“Pedevco” has the meaning specified in the recitals hereto.

“Pedevco Agreement” has the meaning specified in the recitals hereto.

“Pedevco Indebtedness” has the meaning specified in the recitals hereto.

“Pedevco Promissory Note” has the meaning specified in the recitals hereto.

“Permitted Assign” means such assign of CEI that is an entity 100% owned directly or indirectly by CEI and prior approved by Asia Sixth, such approval not to be unreasonably withheld.

“Permitted Liens” means:

(a)	Liens for Taxes and utilities that, in each case, are not yet due or are not in arrears; and

(b)	With only respect to Aral:

(i)
construction, mechanics’, carriers’, workers’, repairers’, storers’ or other similar liens (inchoate or otherwise) if individually or in the aggregate they:  (i) are not material; (ii) arose or were incurred in the ordinary course of business; (iii) have not been filed, recorded or registered in accordance with Applicable Law; (iv) notice of them has not been given to Aral; and (v) the debt secured by them is not in arrears;

(ii)
minor title defects or irregularities, minor unregistered easements or rights of way, and other minor unregistered restrictions affecting the use of real property if such title defects, irregularities or restrictions are complied with and do not, in the aggregate, materially adversely affect:  (i) the operation of the Business or the continued use of the real property to which they relate after the Closing on substantially the same basis as the Business is currently being operated and such real property is currently being used; or (ii) the marketability of such real property;

(iii)
easements, covenants, rights of way and other restrictions if registered provided that they are complied with and do not, in the aggregate, materially adversely affect:  (i) the operation of the Business or the continued use of the real property to which they relate after the Closing on substantially the same basis as the Business is currently being operated and such real property is currently being used; or (ii) the marketability of such real property; and

(iv)
registered agreements with municipalities or public utilities if they:  (i) have been complied with or adequate security has been furnished to secure compliance; and (ii) do not, in the aggregate, materially adversely affect (A) the operation of the Business or the continued use of the real property to which they relate after the Closing on substantially the same basis as the Business is currently being operated and such real property is currently being used, or (B) the marketability of such real property.

“Person” means a natural person, partnership, limited partnership, limited liability partnership, syndicate, sole proprietorship, corporation or company (with or without share capital), limited liability company, trust, unincorporated association, joint venture or other entity or Governmental Authority.

“Promissory Notes” has the meaning specified in Section 2.2.

“Public Record” means all information, reports, schedules, forms, statements and other documents filed or furnished by CEI, as the case may be after February 21, 2014 with the Canadian Securities Regulators or similar regulatory authority in compliance, or intended compliance, with any Applicable Law.

“Purchase Price” has the meaning specified in Section 2.3.

“Purchased Debt” shall have the meaning specified in the recitals hereto.

“RN Options” has the meaning specified in Section 4.2(7).

“Regulatory Approval” means any approval, consent, ruling, authorization, notice, permit, waiver or acknowledgement that may be required from any Person pursuant to Applicable Law or under the terms of any License or the conditions of any order (i) in connection with the execution and delivery of, and performance by each of the Aral Sixth Entities and the Caspian Entities, as the case may be, of its obligations under this Agreement or the consummation of the transactions contemplated hereby; (ii) to avoid the loss of any License; (iii) to permit Aral to carry on the Business after the Closing as the Business is currently carried on by Aral; and (iv) Anti-monopoly Approval.

“Relevant Rights” has the meaning specified in Section 2.1.

“RJ Credit Promissory Notes” has the meaning specified in the recitals hereto.

“Securities Act” has the meaning specified in Section 4.3(6).

“Seismic Data” means all geophysical, reserves, drilling and oil and gas information, including all summary reports, surveyors’ ground elevation records, shot point maps, shooters’ records, seismograph records, seismograph magnetic tapes, monitor records, field records and record sections and maps, surveys on any media or blackline prints, including all such data as may be owned by brokers or other Persons in which Aral may have an interest in.

“Shareholders’ Agreement” means the shareholders’ agreement to be entered into among Meridian Capital International Fund, Asia Sixth, and CEI, in accordance with the term sheet set out in Schedule “C” and to be dated as of the Closing Date.

“Short Term Loan Agreement” means the agreement dated July 7, 2014 providing for a senior secured loan up to an amount of US$1,500,000 by Meridian and Firebird to CEI.

“Sixth Energy” means The Sixth Energy Limited, a company incorporated in the British Virgin Islands, and the holder of 66.88% of all the outstanding shares in Asia Sixth as of the date of this Agreement.

“Strong Petro Agreement” means the share purchase agreement made between Asia Sixth and Excellent Harvest and dated March 27, 2013, as such agreement may be amended and supplemented.

“Subscription” has the meaning specified in Section 2.1.

“Subscription Price” has the meaning specified in Section 2.2.

“Subscription Shares” has the meaning specified in Section 2.1.

“Subsidiary” has the meaning given to such term in the Business Corporations Act (Ontario).

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder.

“Tax Authority” means any Governmental Authority having taxing authority and their respective successors, if any, including without limitation, the applicable Governmental Authorities in Canada, the Netherlands, the British Virgin Islands and Kazakhstan.

“Tax Returns” means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in written, electronic or other form) and any amendments, schedules, attachments, supplements, appendices and exhibits thereto, which have been prepared or filed or required to be prepared or filed in respect of Taxes.

“Taxes” means taxes imposed by any Tax Authority on, or measured by, or referred to as, income, profits, payroll, withholding, sales, value added, goods and services, branch, capital, property, social security and other taxes, and includes all interest, penalties, fines, additions to tax or other additional amounts imposed thereon, as well as instalments thereof, and whether disputed or not, but specifically excludes any taxes arising from the transaction contemplated by this Agreement.

“Third Party Claim” has the meaning specified in Section 8.4.

“Transfer Documents” has the meaning specified in Section 3.2.

“TSXV” means the TSX Venture Exchange, or a successor thereof.

“US$” means United States Dollars, the lawful currency of the United States of America.

“VAT” means valued added tax (if applicable).

“Warrants” has the meaning specified in 4.2(7).

“Withholding Tax Amount” has the meaning specified in Section 2.5.

1.2	Gender and Number.

Any reference in this Agreement to gender includes all genders and words importing the singular include the plural and vice versa.

1.3	Headings, etc.

The division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect or be used in the construction or interpretation of this Agreement.

1.4	Schedules and Exhibits.

The Schedules and exhibits form an integral part of this Agreement.

Schedule “A” – Schedule of Existing Debt and Large Payables

Schedule “B” – Schedule of Groenzee Asia Sixth Debt

Schedule “C” – Shareholders’ Agreement Term Sheet

Schedule “D” – [Intentionally Deleted]

Schedule “E” – Form of Aral Pre-emption Right Waiver

Schedule “2.1A” – Subscription Shares Breakdown

Schedule “2.1B” – Intentionally Deleted

Schedule “2.3A” – Terms of Asia Sixth Consideration Warrants

Schedule “2.3B” – Allocation of Purchase Price

Schedule “6.1” – Key Terms of the Aral Financing Documents

1.5	Statutory References.

Unless otherwise specifically indicated, any reference to a statute in this Agreement refers to that statute and to the regulations made under that statute, as the same may, from time to time, be amended, re-enacted or replaced.

1.6	Currency.

All amounts in this Agreement, unless otherwise specifically indicated, are stated in US$.

1.7	Knowledge.

Where any representation or warranty in this Agreement is expressly qualified by reference to the knowledge of a Party, it shall be deemed to refer to the knowledge of the officers and directors of such Party and which in each case each such individual has, or would have, if it had made a reasonable inquiry of such Persons (including appropriate shareholders, officers, directors and advisors) as a reasonable person would have considered necessary, as to the matters that are the subject of the representations and warranties.

1.8	Accounting Terms.

All accounting terms and references not defined in this Agreement are to be interpreted in accordance with GAAP.

1.9	Milestone Date.

In this Agreement “Milestone Date” shall mean 180 days from the effective date of this Agreement, save that in the event the Kazakh Consents in respect of the sale of the Aral Interests contemplated in this Agreement have not been obtained, the Milestone Date shall be extended for another 180 days following the end of the first 180 days. Each Party shall exercise commercially reasonable best efforts to obtain the same.

1.10	Agreed Form.

Any document expressed to be in “agreed form” means a document in or substantially in the form approved by, and signed for identification purposes by or on behalf of, Asia Sixth and CEI.

ARTICLE II – ARAL INTERESTS AND PURCHASE PRICE

2.1	Subscription of Subscription Shares; Purchase and Sale of the Asia Sixth and Groenzee Shares.

Subject to the terms and conditions of this Agreement, each Investor hereby covenants and agrees to subscribe for (the “Subscription”), and CEI covenants and agrees to issue to each Investor (or its nominees), the number of Common Shares (“Subscription Shares”) as set forth in Schedule “2.1A”.

Subject to the terms and conditions of this Agreement: Asia Sixth hereby covenants and agrees to sell, assign and transfer to CEI free of all Liens and CEI covenants and agrees to purchase and acquire from Asia Sixth on the Closing Date immediately following the Subscription: (i) the Asia Sixth Aral Interest; (ii) the Groenzee Shares; and (iii) the Purchased Debt.

Groenzee hereby unconditionally and irrevocably waives all rights relating to the purchase by CEI of the Asia Sixth Aral Interest in accordance with the terms of this Agreement, whether under the existing foundation agreement of Aral, the charter of Aral or otherwise, including all its pre-emptive rights to the foregoing transactions (collectively, the “Relevant Rights”).  Groenzee further unconditionally and irrevocably releases and waives Asia Sixth from the compliance of the notification and other procedural requirements relating to the exercise of Groenzee’s Relevant Rights under the existing foundation agreement of Aral, the charter of Aral or otherwise.

2.2	Subscription Price.

The Parties agree that the subscription price payable by each Investor for the Subscription Shares in the aggregate, shall be US$25,400,000 (the “Subscription Price”) and shall be allocated among the Investors as follows:

Subscription Price
Pedevco	US$5,000,000
RJ Credit	US$5,000,000
Giant Dragon	US$5,500,000
Acap	US$9,900,000

The payment of the above portion of the Subscription Price by each Investor shall be satisfied by the assignment by each Investor respectively of the Pedevco Promissory Note, the RJ Credit Promissory Note, the Giant Dragon Promissory Note and the Acap Promissory Note to CEI (collectively the “Promissory Notes”).

2.3	Purchase Price.

The Parties agree that the purchase price payable by CEI to Asia Sixth for the Asia Sixth Aral Interests, the Groenzee Shares and the Purchased Debt, in the aggregate, shall be US$47,114,778 (the “Purchase Price”).

The payment of the Purchase Price shall be satisfied as to US$ 21,714,778 by the issuance to Asia Sixth or its nominee(s) of such number of Common Shares, free of all Liens, as set forth in Schedule “2.1A” and in all cases representing 35.1% of the issued and outstanding Common Shares of the class at the Closing (“Asia Sixth Consideration Shares”) and the issuance of a number of Consideration Warrants, the terms of which are set forth in Schedule “2.3A” of this Agreement (“Asia Sixth Consideration Warrants”) and as to the remaining Purchase Price, by the assignment of the Promissory Notes by CEI to Asia Sixth and a set-off against the full amounts owing under the Promissory Notes.  For greater certainty, the number of Asia Sixth Consideration Warrants to be issued shall be equal to 60% of all Warrants, Options and RN Options outstanding immediately after Closing, and the terms of the Asia Sixth Consideration Warrants shall reflect the Warrants, Options and RN Options outstanding immediately before Closing, on a proportionate basis.

The allocation of such Purchase Price shall be in the amounts and in the manner set out in Schedule “2.3B” of this Agreement.

2.4	Issue of Subscription Shares; Payment of the Purchase Price.

CEI shall issue the Subscription Shares, free of all Liens, in the proportions set out in Section 2.1 to each Investor at Closing by delivering share and option certificates representing the relevant duly authorized and issued Subscription Shares.

CEI shall pay the Purchase Price by delivering share and option certificates representing the duly authorized and issued Asia Sixth Consideration Shares, Asia Sixth Consideration Warrants and the Promissory Notes to Asia Sixth at Closing.

2.5	Withholding Tax and VAT.

The Parties acknowledge that CEI or Aral, as the case might be, is required by Law to deduct and withhold from the consideration amount that is allocated to the Asia Sixth Aral Interest and the Groenzee Shares an amount equal to the Tax (if any) which is payable under Kazakhstan Law at the source of payment in respect of any income or gain from the sale pursuant to this Agreement (the “Withholding Tax Amount”).  Notwithstanding the foregoing provision, the Parties agree that the Purchase Price payable by CEI under this Agreement shall be paid in full without set-off of the Withholding Tax Amount and CEI shall pay such additional amount to Asia Sixth as will ensure that Asia Sixth receives (free and clear of any Tax deductions or withholdings) the full amount it would have received if no such deduction or withholding had been required.

The Parties further agree that in the event any Withholding Tax Amount is payable by CEI as the result of the transactions contemplated in this Agreement, the Parties will take commercially reasonable efforts to cause Aral to transfer to CEL any amounts necessary to satisfy any Indebtedness and CEL shall transfer to CEI any amounts necessary to satisfy any indebtedness owing under the Aral Financing Documents.

ARTICLE III – CLOSING

3.1	Date, Time and Place of Closing.

The completion of the transaction of purchase and sale contemplated by this Agreement will take place at the offices of Blake, Cassels & Graydon LLP, 199 Bay Street, Suite 4000, Commerce Court West, Toronto, Ontario, M5L 1A9, at 9:00 a.m.  (“Closing Time”) (Toronto time) on the Closing Date or at such other place and at such other time as may be agreed upon in writing by the Parties.

3.2	Closing Procedures.

Subject to satisfaction or waiver by the relevant Party of the conditions of closing as provided in Article VI, at the Closing, each of the Investors shall deliver to CEI, or to any Person as CEI may direct, respectively, the Pedevco Promissory Note, the RJ Credit Promissory Note, the Giant Dragon Promissory Note and the Acap Promissory Note.

Subject to satisfaction or waiver by the relevant Party of the conditions of closing as provided in Article VI, at the Closing, Asia Sixth shall deliver to CEI, or to any Person as CEI may direct:

(a)	The following documents (together with the Promissory Notes, collectively, the “Transfer Documents”)

(i)	a copy of the Aral Transfer Deed duly signed by Asia Sixth;

(ii)	duly signed revised Charter of Aral, in the agreed form, showing CEI or the Permitted Assign as owner of the Asia Sixth Aral Interests and Groenzee as the owner of the Groenzee Aral Interests;

(iii)	power of attorney from Asia Sixth and/or Groenzee in the agreed form between CEI and Asia Sixth to effect any re-registration of Aral Interests with Government Authorities;

(iv)
duly signed protocol of the general meeting of all the participants in Aral reflecting sale of the Asia Sixth Aral Interests or a certified copy of the updated register of Aral showing CEI or the Permitted Assign as owner of the Asia Sixth Aral Interests, Groenzee as the owner of the Groenzee Aral Interests and CEL as the owner of the CEL Aral Interests, as applicable;

(v)	a duly signed irrevocable power of attorney by Asia Sixth in the agreed form necessary to execute the Groenzee Transfer Deed;

(vi)	the shareholder’s register of Groenzee as well as all notarial deeds of share issuance pursuant to which Asia Sixth has acquired the Groenzee Shares;

(vii)
a certificate, in the agreed form, signed by a duly authorised officer of Asia Sixth dated the Closing Date, to the effect that the conditions in Section 6.1(j) and 6.1(k) (to the extent they relate to Asia Sixth) have been satisfied.

(b)
legal opinions in the agreed form, issued by Asia Sixth’s counsels and addressed to CEI (and, if necessary, to any Dutch civil law notary to effect the transfer of the Groenzee Shares) which addresses;

(i)	the corporate authorization of Asia Sixth and Groenzee to enter into the transactions contemplated in this agreement;

(ii)	enforcement of obligations under this agreement against Asia Sixth and Groenzee; and

(iii)	the corporate existence of Groenzee and the validity of the transfer of the Groenzee Shares under Dutch law;

Upon such delivery of the Transfer Documents, CEI shall deliver or assign (as applicable) to:

(a)	each of Asia Sixth and the Investors;

(i)	a legal opinion, in the agreed form, issued by CEI’s counsel and addressed to Asia Sixth and the Investors which addresses:

(i)	the corporate authorization of CEI and CEL to enter into the transactions contemplated in this agreement;

(ii)	enforcement of obligations under this Agreement against CEI and CEL;

(iii)	the corporate existence of CEI and CEL; and

(iv)	the Consideration Shares and the Common Shares issuable upon the exercise or conversion of the Consideration Warrants, where issued, as being issued as fully paid and non-assessable shares of CEI; and

(ii)	a certificate, in the agreed form, signed by a duly authorised officer of CEI dated the Closing Date, to the effect that the conditions in Section 6.2(c) and 6.2(d) have been satisfied.

(b)	Asia Sixth or its nominee;

(i)	a copy of the Aral Transfer Deed duly signed by CEI or the Permitted Assign prior approved by Asia Sixth;

(ii)	a copy of the Groenzee Transfer Deed duly executed by CEI or the Permitted Assign or a Dutch agent or civil law notary appointed by CEI or the Permitted Assign;

(iii)	the Promissory Notes; and

(iv)	the Asia Sixth Consideration Shares and Asia Sixth Consideration Warrants in accordance with Section 2.4 (in such form and under such registration as Asia Sixth may direct); and

(c)	Each of the Investors the relevant Subscription Shares in accordance with Section 2.4 (in such form and under such registration as Asia Sixth may direct).

Following delivery of the Transfer Documents, the Promissory Notes shall be cancelled by Asia Sixth and marked accordingly so.

ARTICLE IV – REPRESENTATIONS, WARRANTIES AND INDEMNITIES

4.1	Representations and Warranties of Asia Sixth.

To induce CEI to enter into this Agreement and complete the transactions contemplated hereby, Asia Sixth represents and warrants to and in favour of CEI now and on the Closing Date as provided in this Section 4.1 in each case subject to the information provided, and except to the extent set out, in the Asia Sixth Disclosure Letter:

(1)	Standing and Corporate Power

(a)
Asia Sixth is a corporation duly organized and validly existing under the laws of the British Virgin Islands and Groenzee is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) duly organized and validly existing under the laws of the Netherlands.  Each Asia Sixth Entity has the requisite corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its other obligations hereunder and under all such other agreements and instruments to which it thereby becomes subject.

(b)
Asia Sixth is currently the sole registered and beneficial owner of the Asia Sixth Aral Interests with good and marketable title thereto, free and clear of all Liens (other than (i) any Liens which shall be waived following the receipt of the Kazakh Consents and Aral Pre-emption Right Waiver and (ii) as set forth in Section (1)(b) of the Asia Sixth Disclosure Letter).

(c)
Asia Sixth is currently the sole registered and beneficial owner of all of the Groenzee Shares (and will, at the Closing Time, be the sole and registered and beneficial owner of all of the Groenzee Shares), which make up (and will make up) all the issued and outstanding securities of Groenzee, with good and marketable title thereto, free and clear of all Liens (other than as set forth in Section (1)(b) of the Asia Sixth Disclosure Letter).

(d)
Groenzee is currently the sole registered and beneficial owner of the Groenzee Aral Interests, with good and marketable title thereto, free and clear of all Liens (other than any (i) Liens which shall be waived following the receipt of the Kazakh Consents and Aral Pre-emption Right Waiver and (ii) as set forth in Section (1)(b) of the Asia Sixth Disclosure Letter).

(2)	Groenzee Aral Debt, Aral Material Liabilities and Aral Contingent Liabilities

(a)	The Groenzee Aral Debt has not been previously assigned or encumbered by Groenzee.

(b)
Schedule “A” accurately reflects (a) the amounts owing on and the security granted under the Groenzee Aral Debt as of the date hereof and the Groenzee Aral Debt is currently owing and payable in accordance with its terms.

(c)
To the best of Asia Sixth’s knowledge Schedule “A (1)” accurately reflects (a) the material liabilities of Aral (the “Aral Material Liabilities”); and (b) contingent liabilities of Aral (the “Aral Contingent Liabilities”) and Asia Sixth acknowledges that such amounts are expected to remain liabilities of Aral following Closing.

(3)
No Conflict.  The execution, delivery and performance of this Agreement by each Asia Sixth Entity and the completion (with any required Consents and Regulatory Approvals and the giving of any required notices) of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by-laws of either Asia Sixth Entities or the violation of any Applicable Law.

(4)	Compliance with Applicable Law. Aral is conducting the Business in compliance with Applicable Law in all material respects.

(5)
Execution and Enforceability.  Each Asia Sixth Entity has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement, including the transactions contemplated herein in accordance with the provisions of this Agreement.  This Agreement has been duly executed and delivered by each Asia Sixth Entity and this Agreement constitutes, and all other documents executed and delivered on behalf of each Asia Sixth Entity hereunder shall, when executed and delivered constitute, legal, valid and binding obligations of each Asia Sixth Entity, enforceable in accordance with its respective terms and conditions, subject to the qualification that such enforceability may be subject to (i) bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting the enforcement of creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law).

(6)
Corporate Records.  The Corporate Records of Groenzee have been maintained in accordance with Applicable Law in all material respects and contain true, correct and complete copies of its articles, its by-laws, the minutes of every meeting of its board of directors and every committee thereof and of its shareholders and every written resolution of its directors and shareholders.

(7)
Financial Statements.  The Groenzee Financial Statements have all been prepared in accordance with GAAP consistently applied throughout the periods to which they relate and are accurate and complete in all material respects.  The Groenzee Balance Sheets contained in the Groenzee Financial Statements fairly present the financial position of Groenzee as of the financial statement date and the statements of earnings and retained earnings contained in the relevant financial statement fairly present the revenues, earnings and results of operations for the periods indicated.  Except as set forth in Section (7) of the Asia Sixth Disclosure Letter, Groenzee has no other liabilities (which includes Indebtedness) or obligations of any nature (whether known or unknown, liquidated or unliquidated, due or to become due and whether absolute, accrued, contingent or otherwise) except for liabilities and obligations (which include Indebtedness) disclosed or provided for in the most recent Groenzee Financial Statements and current liabilities incurred in the ordinary course of business since the date of such Groenzee Financial Statements.

(8)
Material Contracts.  Section (8) of the Asia Sixth Disclosure Letter lists or identifies all Material Contracts to which Groenzee is a party.  Groenzee is to the knowledge of Asia Sixth not in default under any Material Contract and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a default under any Material Contract by Groenzee.  Each Material Contract is in full force and effect, unamended by written or oral agreement.

(9)
Title to and Sufficiency of Assets and Seismic Data.  Aral has good and marketable legal and beneficial title to all of its property and Assets, including all Seismic Data, necessary to operate the Business, free and clear of any and all Liens, except for Permitted Liens. Neither Asia Sixth nor any of its Affiliates or Subsidiaries (other than Groenzee and Aral) owns or has any rights or interest in any Assets or Seismic Data necessary to operate the Business.  The property and Assets owned and leased by Aral constitute all of the property and Assets used or held for use in connection with the Business and are sufficient in all material respects to permit the continued operation of the Business in substantially the same manner as conducted as of the date hereof and during the year ended on the date of the most recent Aral Financial Statements.  There is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from Aral of the Business or any part thereof or of any of the property or Assets of Aral, other than the purchase of inventories in the ordinary course of Business.

(10)
Legal Proceedings.  There is no material Legal Proceeding in progress, pending or, to the knowledge of Asia Sixth, threatened against or affecting (i) the ability of Asia Sixth to complete the transactions contemplated in this Agreement; (ii) Groenzee; or (iii) any of Groenzee’s assets or title thereto.  There is no Order outstanding against or affecting Groenzee or any of Groenzee’s properties or Assets.

(11)
Business of Groenzee.  At all times since its formation, Groenzee has never carried on any active business, employed any Persons or owned any assets other than the Groenzee Aral Interests, the Groenzee Aral Debt and the Groenzee CEL Sold Debt (which such debt is no longer owned by Groenzee as of the date hereof).

(12)	Groenzee Tax Matters.

(a)
Groenzee has prepared and filed when due with each relevant Tax Authority all Tax Returns required to be filed by or on behalf of it in respect of any Taxes in accordance with Applicable Law.  All such Tax Returns are correct and complete in all material respects, and no material fact has been omitted therefrom.  No extension of time in which to file any such Tax Returns is in effect.  No Governmental Authority has asserted that Groenzee is required to file Tax Returns or pay any Taxes in any jurisdiction where it does not do so.

(b)	Groenzee has paid in full and when due all Taxes required to be paid by it.

(c)
Except as specified in Section (12)(c) of the Asia Sixth Disclosure Letter, no assessments or reassessments of the Taxes of Groenzee are currently the subject of an objection or appeal, no audit by any Governmental Authority of Groenzee is currently ongoing and there are no outstanding issues which have been raised and communicated to Groenzee by any Governmental Authority.  Neither of Asia Sixth or Groenzee has received any indication from any Governmental Authority that an audit, assessment or reassessment of Groenzee is proposed in respect of any Taxes, regardless of its merits.  Groenzee has not executed or filed with any Governmental Authority any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.

(d)
Groenzee has withheld from each payment made to any Person all amounts required by Applicable Law to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Tax Authority.

(e)	Groenzee has charged, collected and remitted on a timely basis all Taxes required under Applicable Law on any sale, supply or delivery made by it.

(f)
The terms and conditions made or imposed in respect of every transaction (or series of transactions) between Groenzee and any Person that is (i) a non-resident of the Netherlands, and (ii) not dealing at arm’s length with Groenzee, do not differ from those that would have been made between persons dealing at arm’s length, for purposes of all transfer pricing or similar rules under Applicable Law.

(g)
The Groenzee CEL Sold Debt is held in its entirety by one or more Persons each of whom, at all times, (i) is not a “specified non-resident shareholder” (within the meaning of subsection 18(5) of the Tax Act) of CEL, and deals at arm’s length (within the meaning of the Tax Act) with all “specified shareholders” (within the meaning of subsection 18(5) of the Tax Act) of CEL, and (ii) deals at arm’s length (within the meaning of the Tax Act) with and does not have a “significant interest” (within the meaning of subsection 80.01(2) of the Tax Act) in CEL.  The Purchased Debt is not, and will not as a result of the Closing become, a “specified obligation” of Groenzee within the meaning of subsection 80.01(6) of the Tax Act.

(13)	Additional Matters.

(a)
Asia Sixth hereby represents and warrants to CEI, and acknowledges that CEI is relying thereon in connection with transactions contemplated herein, that, save as disclosed in the Asia Sixth Disclosure Letter:

(i)	to the extent that Asia Sixth acquires securities pursuant to this Agreement, Asia Sixth is acquiring such securities as principal for its own account and not for the benefit of any other Person;

(ii)	Asia Sixth is not resident in or otherwise subject to the laws of any province or territory of Canada;

(iii)
Asia Sixth is not a “U.S. Person”, as such term is defined in Regulation S under the United States Securities Act of 1933, as amended, or a Person in the United States of America, and to the extent that Asia Sixth acquires securities, it is not and will not be acquiring such securities for the account or the benefit of any U.S. Person or any Person in the United States of America;

(iv)
the issuance of Common Shares pursuant to this Agreement does not and will not contravene any securities legislation outside of Canada to which Asia Sixth is subject and does not and will not trigger any obligation on the part of CEI to prepare and file a prospectus or similar document or any registration obligation on the part of CEI under such securities legislation.  Any assignee of Asia Sixth must also make the above representations; and

(v)	Asia Sixth is aware that Common Shares issued pursuant to this Agreement will be subject to a four month hold period from the date of issuance as required by Canadian securities legislation.

4.2	Representations and Warranties of CEI.

To induce Asia Sixth to enter into this Agreement and complete the transactions contemplated hereby, CEI represents and warrants to and in favour of each of Asia Sixth and the Investors now and on the Closing Date as provided in this Section 4.2.  In each case subject to the information provided and, except to the extent set out in the CEI Disclosure Letter:

(1)	Standing and Corporate Power of CEI.

(a)
Each Caspian Entity is a corporation, duly organized, validly existing under the laws of Ontario, and duly registered and authorized to carry on business in Ontario. Each Caspian Entity has the requisite corporate power, authority and capacity to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it as contemplated herein and to perform its other obligations hereunder and under all such other agreements and instruments to which it thereby becomes subject.

(b)	CEI is the sole registered and beneficial owner of CEL with good and marketable title thereto, free and clear of all Liens.

(c)
CEL is currently the sole registered and beneficial owner of the CEL Aral Interests, with good and marketable title thereto, free and clear of all Liens (other than such Liens under the CEL Agreements).

(2)
No Conflict.  Other than the CEI Shareholders’ Approval, the Exchange Approval (if applicable), the Kazakh Consents and Aral Pre-emption Right Waiver, the execution, delivery and performance of this Agreement by each Caspian Entity and the completion of the transactions contemplated by this Agreement do not and will not result in or constitute a default, breach or violation of any of the terms, conditions or provisions of (i) the constating documents of either Caspian Entity; (ii) under any permit or authorization of any Governmental Authority; or (iii) Applicable Law.

(3)	Compliance with Applicable Law. Each Caspian Entity is conducting its business in compliance with Applicable Law in all material respects in the 12 months immediately preceding the date hereof.

(4)
Execution and Enforceability.  Each Caspian Entity has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement, including the transactions contemplated herein in accordance with the provisions of this Agreement.  This Agreement has been duly executed and delivered by each Caspian Entity and this Agreement constitutes, and all other documents executed and delivered on behalf of each Caspian Entity hereunder shall, when executed and delivered constitute, legal, valid and binding obligations of each Caspian Entity, enforceable in accordance with its respective terms and conditions, subject to the qualification that such enforceability may be subject to (i) bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting the enforcement of creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law).

(5)
Corporate Records.  Except as specified in Section 4.2(5) of the CEI Disclosure Letter, in the 12 months immediately preceding the date hereof, the Corporate Records of each Caspian Entity have been maintained in accordance with Applicable Law in all material respects and contain true, correct and complete copies of its articles, its by-laws, the minutes of every meeting of its board of directors and every committee thereof and of its shareholders and every written resolution of its directors and shareholders.

(6)
Financial Statements.  The CEI Financial Statements have all been prepared in accordance with GAAP consistently applied throughout the periods to which they relate and are accurate and complete in all material respects.  The CEI Balance Sheets contained in each of the CEI Financial Statements fairly present the financial position of CEI as of their respective dates and the statements of earnings and retained earnings contained in the relevant financial statements fairly present the revenues, earnings and results of operations for the periods indicated.  Except as disclosed in the CEI Financial Statements, each Caspian Entity has no other liabilities (which includes Indebtedness) or obligations of any nature (whether known or unknown, liquidated or unliquidated, due or to become due and whether absolute, accrued, contingent or otherwise) except for liabilities and obligations (which include Indebtedness) disclosed or provided for in the most recent CEI Financial Statements and current liabilities incurred in the ordinary course of business since the date of the CEI Financial Statements.  Notwithstanding the foregoing, CEI makes no representation or warranty as to the accuracy and completeness of any financial information prepared by Aral that are incorporated into the CEI Financial Statements or CEI Balance Sheets, other than that CEI has accurately and completely incorporated such information as provided by Aral into the CEI Financial Statements and CEI Balance Sheets, respectively.

(7)
Share Capital.  CEI is authorized to issue an unlimited number of Common Shares.  Section 4.2(7) of the CEI Disclosure Letter sets out as at the date hereof, the number of issued and outstanding: (i) Common Shares; (ii) warrants, each entitling the holder thereof to acquire one additional Common Share (“Warrants”); (iii) options to acquire Common Shares (“Options”); (iv) the number of Common Shares issuable pursuant to an agreement between CEI and a consultant for services and advice provided and contingent on the achievement of certain exploration and development milestones (“RN Options”); and (v) the number of Common Shares issuable under the Short Term Loan Agreement.  Except as set out in Section 4.2(7) of the CEI Disclosure Letter, as at the date hereof and as of the Closing Date, there are no outstanding Common Shares or options, warrants, rights or conversion or exchange privileges or other securities entitling anyone to acquire any Common Shares or any other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by CEI of any Common Shares or any securities convertible into, exchangeable or exercisable for, or otherwise evidencing a right to acquire, any Common Shares.  As of the date hereof and as of the Closing Date, all outstanding Common Shares have been duly authorized and validly issued and are not subject to, nor have they been issued in violation of, any pre-emptive rights.

(8)	Public Record.

(a)
Except as disclosed in the Public Record: (i) there has been no change or circumstances that would have a Material Adverse Effect on CEI; and (ii) CEI has conducted its business only in the ordinary and normal course.

(b)
The information and statements set forth in the Public Record are true, correct, and complete in all material respects and did not contain any misrepresentation, as of the respective dates of such information or statements, and no material change has occurred in relation to CEI which is not disclosed in the Public Record and CEI has not filed any confidential material change reports which continue to be confidential.  Notwithstanding the foregoing, CEI makes no representation or warranty as to the accuracy and completeness of any information prepared by Aral that are incorporated into the Public Record, other than that CEI has accurately and completely incorporated such information as provided by Aral into the Public Record.

(9)
Securities Law Matters.  No securities commission or similar regulatory authority, or stock exchange in Canada, has issued any order which is currently outstanding preventing or suspending trading in any securities of CEI, including, without limitation the Common Shares; no such proceeding is, to the knowledge of CEI, pending, contemplated or threatened; and CEI is not, to its knowledge, in default of any requirement of any securities laws, rules or policies applicable to CEI or its securities.  CEI is a “reporting issuer” or equivalent in British Columbia, Alberta and Ontario and the issued and outstanding Common Shares are listed and posted for trading on the NEX and CEI is in material compliance with the by-laws, policies and rules of such exchange.

(10)	Business of CEL. In the 12 months immediately preceding the date hereof, CEL has never carried on any active business, employed any Person or owned any assets other than the CEL Aral Interests.

(11)
Material Contracts.  Section 4.2(11) of the CEI Disclosure Letter lists or identifies all Material Contracts to which a Caspian Entity is a party.  No Caspian Entity is, nor to CEI’s knowledge, any other party to any Material Contract, in default under any Material Contract and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a default under any Material Contract by either Caspian Entity.  Each Material Contract is in full force and effect, unamended by written or oral agreement.

(12)
Legal Proceedings.  Except as specified in Section 4.2(12) of the CEI Disclosure Letter, there is no material Legal Proceeding in progress, pending or, to the best knowledge of CEI, threatened against or affecting (i) the ability of CEI to complete the transactions in this Agreement; (ii) CEL (iii) the CEL Aral Interests, or (iv) any of the assets or title thereto of each Caspian Entity.  There is no Order outstanding against or affecting any Caspian Entity or any its properties or Assets, including the CEL Aral Interests.

(13)	Caspian Entity Tax Matters.

(a)
Except as specified in Section 4.2(13)(a) of the CEI Disclosure Letter, each Caspian Entity has prepared and filed when due with each relevant Tax Authority all Tax Returns required to be filed by or on behalf of it in respect of any Taxes in accordance with Applicable Law.  All such Tax Returns are correct and complete in all material respects, and no material fact has been omitted therefrom.  No extension of time in which to file any such Tax Returns is in effect.  No Governmental Authority has asserted that either Caspian Entity is required to file Tax Returns or pay any Taxes in any jurisdiction where it does not do so.

(b)	Each Caspian Entity has paid in full and when due all Taxes required to be paid by it in accordance with Applicable Law.

(c)
No assessments or reassessments of the Taxes of either Caspian Entity is currently the subject of an objection or appeal, no audit by any Governmental Authority of either Caspian Entity is currently ongoing and there are no outstanding issues which have been raised and communicated to either Caspian Entity by any Governmental Authority.

(d)
No Caspian Entity has received any indication from any Governmental Authority that an audit, assessment or reassessment of it is proposed in respect of any Taxes, regardless of its merits.  No Caspian Entity has executed or filed with any Governmental Authority any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.

(e)
The terms and conditions made or imposed in respect of every transaction (or series of transactions) between each Caspian Entity and any Person that is (i) a non-resident of Canada, and (ii) not dealing at arm's length with each such Caspian Entity, do not differ from those that would have been made between persons dealing at arm's length, for purposes of all transfer pricing or similar rules under Applicable Law.

(f)
Notwithstanding any of the representations or warranties made in this Section 4.2(13), CEI makes no representation or warranty as to any matters relating to Taxes arising from or payable as the result of undertaking any transactions contemplated in this Agreement.

(14)
General Offer Not Required. The transactions contemplated hereunder will not trigger any requirement for any Asia Sixth Entity to launch a “formal take-over bid” (as such term is defined in the Securities Act (Ontario) and any other analogous securities regulations in any other province of Canada) for the shares of CEI under applicable Canadian securities laws.

(15)
Aral Material Liabilities and Aral Contingent Liabilities. To the best of CEI’s knowledge Schedule “A (1)” accurately reflects (a) the Aral Material Liabilities; and (b) the Aral Contingent Liabilities and CEI acknowledges that such amounts are expected to remain liabilities of Aral following Closing.

4.3	Representations and Warranties of the Investors.

(1)	Standing and Corporate Power of the Investors.

Each of the Investors represents and warrants severally to and in favour of CEI now and as of the Closing Date as provided in this Section 4.3 that it:

(a)	is a corporation duly organized and validly existing under the laws of the jurisdiction in which it exists;

(b)
has the requisite corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform their other obligations hereunder and under all such other agreements and instruments to which it thereby becomes subject; and

(c)
has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement, including the transactions contemplated herein in accordance with the provisions of this Agreement.  This Agreement has been duly executed and delivered by each Investor and constitutes, and all other documents executed and delivered on behalf of each of them hereunder shall, when executed and delivered constitute, legal, valid and binding obligations of each Investor enforceable in accordance with their respective terms and conditions, subject to the qualification that such enforceability may be subject to (i) bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting the enforcement of creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law).

(2)	Pedevco Indebtedness

Pedevco further represents and warrants in favour of CEI now and as of the Closing Date that:

(a)
the Pedevco Indebtedness evidenced by the Pedevco Promissory Note accurately reflects the amounts owing by Asia Sixth and evidences a valid obligation of Asia Sixth enforceable against Asia Sixth in accordance with the terms of the Pedevco Promissory Note; and

(b)
the Pedevco Indebtedness has not been previously assigned or encumbered by Pedevco and Pedevco is not aware of any event or matter which, with the giving of notice, lapse of time or otherwise would constitute a default under the terms of the Pedevco Promissory Note.

(3)	RJ Credit Indebtedness

RJ Credit further represents and warrants in favour of CEI now and as of the Closing Date that:

(a)
the RJ Credit Indebtedness evidenced by the RJ Credit Promissory Note accurately reflects the amounts owing by Asia Sixth and evidences a valid obligation of Asia Sixth enforceable against Asia Sixth in accordance with the terms of the RJ Credit Promissory Note; and

(b)
the RJ Credit Indebtedness has not been previously assigned or encumbered by RJ Credit and RJ Credit is not aware of any event or matter which, with the giving of notice, lapse of time or otherwise would constitute a default under the terms of the RJ Credit Promissory Note.

(4)	Giant Dragon Indebtedness

Giant Dragon further represents and warrants in favour of CEI now and as of the Closing Date that:

(a)
the Giant Dragon Indebtedness evidenced by the Giant Dragon Promissory Note accurately reflects the amounts owing by Asia Sixth and evidences a valid obligation of Asia Sixth enforceable against Asia Sixth in accordance with the terms of the Giant Dragon Promissory Note; and

(b)
the Giant Dragon Indebtedness has not been previously assigned or encumbered by Giant Dragon and Giant Dragon is not aware of any event or matter which, with the giving of notice, lapse of time or otherwise would constitute a default under the terms of the Giant Dragon Promissory Note.

(5)	Acap Indebtedness

Acap further represents and warrants in favour of CEI now and as of the Closing Date that:

(a)
the Acap Indebtedness evidenced by the Acap Promissory Note accurately reflects the amounts owing by Asia Sixth and evidences a valid obligation of Asia Sixth enforceable against Asia Sixth in accordance with the terms of the Acap Promissory Note; and

(b)
The Acap Indebtedness has not been previously assigned or encumbered by Acap and Acap is not aware of any event or matter which, with the giving of notice, lapse of time or otherwise would constitute a default under the terms of the Acap Promissory Note.

(6)	Additional Representation and Warranties.

Each Investor further:

(a)
represents and warrants severally that it has provided a power of attorney effective as at the date of this Agreement and on the Closing Date, authorizing Asia Sixth to sign on each Investor’s behalf and to complete, accept or waive any applicable obligations, conditions, consideration, rights and or covenants set out in Article III or Article IV of this Agreement; and

(b)	represents and warrants to CEI, and acknowledges that CEI is relying thereon in connection with transactions contemplated herein, that:

(i)
to the extent that the Investor acquires securities pursuant to this Agreement, the Investor is acquiring such securities as principal for its own account and not for the benefit of any other Person or with a view to distribution;

(ii)	the Investor is not resident in or otherwise subject to the laws of any province or territory of Canada;

(iii)
the Investor confirms that it is not relying on any communication (written or oral) of CEI or its affiliates, as investment advice or as a recommendation to purchase securities and the investor is familiar with the business and financial and operations of CEI and has had access to such information concerning CEI and its securities as it deems necessary to enable it to make an informed investment decision concerning the purchase of securities pursuant to this Agreement;

(iv)
the Investor acknowledges that neither CEI nor any other person offered to sell securities to it by means of any form of general solicitation or advertising, including but not limited to: (A) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (B) any seminar or meeting whose attendees were invited by any general solicitation or general advertising;

(v)
the Investor understands that any securities purchased pursuant to this Agreement have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of the Investor and of the other representations made by the Investor in this agreement. The Investor understands that CEI is relying upon the representations and agreements contained in this agreement (and any supplemental information) for the purpose of determining whether this transaction meets the requirements for such exemptions;

(vi)
each of Pedevco and RJ Credit is an "accredited investor" as defined in Rule 501(a) under the United States Securities Act of 1933, as amended (the “Securities Act”). The Investor agrees to furnish any additional information requested by CEI or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the securities;

(vii)
Pedevco and RJ Credit each understands that any securities acquired by it pursuant to this Agreement are “restricted securities” under applicable federal securities laws of the United States and that the Securities Act and the rules of the U.S. Securities and Exchange Commission provide in substance that the Investor may dispose of such securities only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and the Investor understands that CEI has no obligation or intention to register any such securities, or to take action so as to permit sales pursuant to the Securities Act (including Rule 144 thereunder) with the exception of receiving and reviewing opinions of counsel for legend removal, if applicable, as provided in subsection (viii) of this Section 4.3(6)(b);

(viii)	the Investor is aware that any certificates evidencing any securities acquired by the Investor pursuant to this Agreement shall bear a legend substantially in the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS."

(ix)
each of Giant Dragon and Acap is not a “U.S. Person”, as such term is defined in Regulation S under the United States Securities Act of 1933, as amended, or a Person in the United States of America, and to the extent that the Investor acquires securities, it is not and will not be acquiring such securities for the account or the benefit of any U.S. Person or any Person in the United States of America;

(x)
the issuance of Common Shares pursuant to this Agreement does not and will not contravene any securities legislation outside of Canada to which Giant Dragon or ACAP is subject, respectively, and does not and will not trigger any obligation on the part of CEI to prepare and file a prospectus or similar document or any registration obligation on the part of CEI under such securities legislation.  Any assignee of Giant Dragon and ACAP, respectively, must also make the above representations; and

(xi)	the Investor is aware that Common Shares issued pursuant to this Agreement will be subject to a four month hold period from the date of issuance as required by Canadian securities legislation.

ARTICLE V COVENANTS

5.1	Conduct of Business Prior to Closing.

(1)
During the Closing Period, each Asia Sixth Entity shall cause Aral to conduct its Business in the ordinary course, consistent with past practice, including without limitation, by causing Aral to use commercially reasonable efforts to:

(i)
preserve intact its current business organization, keep available the services of any employees, consultants, independent contractors and supplies and maintain relations with, and the goodwill of, Persons having business relationships with Aral;

(ii)	retain possession and control of the Assets;

(iii)
conduct Business in such a manner that, on the Closing Date, the representations and warranties of Asia Sixth contained in this Agreement are true, correct and complete in all material respects as if such representations and warranties were made on and as of such date.

(2)
Asia Sixth shall and shall cause Groenzee to, take commercially reasonable actions as are within their power to control and shall use commercially reasonable efforts to cause other actions to be taken which are not within their power to control, so as to ensure compliance with all of the conditions set forth in this Section 5.1 including ensuring that at Closing, there is no breach of any of their representations and warranties.

(3)
Without limiting the generality of this Section 5.1, each Asia Sixth Entity shall in all cases not cause Aral to undertake anything specified in “Reserved Matters” section of Schedule “C” attached hereto, except with the express written consent of CEI, not to be unreasonably withheld or delayed.

5.2	Discharge of Groenzee liabilities.

(1)	During the Closing Period, Asia Sixth shall use commercially reasonable efforts to cause Groenzee to:

(a)
not incur any Indebtedness to any other Person nor incur any other liability or obligation, contingent or otherwise, to any other Person which is required to be classified as a liability on the liability side of a balance sheet in accordance with GAAP; and

(b)
settle, discharge and repay all Indebtedness, liabilities and obligations, contingent or otherwise, listed on the liability side of the Groenzee Balance Sheet such that on the Closing Date, the Groenzee Balance Sheet will not contain any liability in accordance with GAAP, other than the Purchased Debt (a “Clean Groenzee Balance Sheet”).

5.3	Transfer of the Aral Interests.

(1)
Asia Sixth shall take all necessary steps and corporate proceedings to (i) permit good title to the Asia Sixth Aral Interests, the Groenzee Shares and the Purchased Debt to be duly and validly transferred and assigned to CEI or the Permitted Assign at the Closing, free of all Liens; and (ii) to ensure Groenzee possesses good title to the Groenzee Aral Interests free of all Liens.

(2)
CEI shall take all necessary steps and corporate proceedings to authorize the Consideration Shares and any Common Shares issuable following the exercise of a Consideration Warrant, to permit good title to such securities to be duly and validly transferred and assigned to Asia Sixth, Pedevco, Giant Dragon and Acap (or in each case, their nominees) as fully-paid and non-assessable Common Shares.

5.4	Waivers and Consents.

During the Closing Period each of the Asia Sixth Entities shall use commercially reasonable best efforts to obtain, at or prior to the Milestone Date, all Consents and Regulatory Approvals.

5.5	CEI Shareholder Approval.

CEI shall, as soon as practicable following the date hereof:

(a)
prepare and mail the Circular in each case in compliance with Applicable Law on or before 28 days before the date of the Meeting or as otherwise required under Applicable Law.  Without limiting the generality of the foregoing and if required in order to convene the Meeting as contemplated under this section, CEI shall, in consultation with Asia Sixth, use all reasonable efforts to abridge the timing contemplated by National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer, as provided in Section 2.20 thereof;

(b)
take all reasonable steps to hold the Meeting in accordance with the constating documents of CEI and Applicable Law no later than 10 Business Days before the Milestone Date and shall not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation), or fail to call, the Meeting without the prior written consent of Asia Sixth (which consent shall not be unreasonably withheld or delayed), except as required by the Applicable Law or in accordance with the Agreement;

(c)
Asia Sixth, Pedevco and their legal counsel shall be entitled, and shall be given sufficient opportunity, to review and approve the form and content of the Circular, which form and content shall be reasonably satisfactory to Asia Sixth and Pedevco. CEI shall promptly provide to Asia Sixth and Pedevco with copies of any material correspondence with any regulator (including the NEX and/or the TSXV) with respect to the Circular or the transactions contemplated under this Agreement. CEI shall provide Asia Sixth with a final copy of the Circular prior to it being filed with the applicable securities authorities in Canada or mailed to holders of Common Shares; and

(d)
CEI shall promptly notify Asia Sixth and Pedevco at any time before the Closing Date if it becomes aware that the Circular contains an untrue statement of a material fact or omits to state a fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular, and CEI, Asia Sixth and Pedevco shall co-operate in the preparation of any amendment or supplement to the Circular (the form and content of which shall be reasonably satisfactory to Asia Sixth and Pedevco), as required or appropriate, and CEI shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Circular to holders of Common Shares and, if required by Applicable Law, file the same with the applicable securities authorities s and as otherwise required.

5.6	Covenant to Provide Information.

Asia Sixth and each Investor shall furnish to CEI all such information concerning it and its respective Affiliates and Subsidiaries and Aral as may be reasonably required by CEI in the preparation of the Circular and other documents related thereto. Asia Sixth and each Investor shall use reasonably commercial efforts to ensure that no such information shall contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Circular in order to make any information so furnished not misleading in light of the circumstances in which it is disclosed.

5.7	Exclusive Dealings.

During the Closing Period, neither Asia Sixth Entities nor any of its respective representatives or shareholders shall directly or indirectly in any manner: (i) entertain, solicit or encourage, (ii) furnish or cause to be furnished any information to any Persons (other than the Caspian Entities or their representatives) in connection with, or (iii) negotiate or otherwise pursue any proposal or discussions for or in connection with, any possible sale of any Aral Interests or of the Business, no matter how structured, directly or indirectly, including without limitation by sale of all or controlling part of the shares of either Asia Sixth Entities, by sale or licence of all or any significant part of the property and assets of Aral, or by any merger or other business combination involving either of the Asia Sixth Entities or otherwise whether written or oral.

5.8	Covenants of CEI.

(1)	During the Closing Period, each Caspian Entity shall conduct its business in the ordinary course, consistent with past practice, including without limitation use commercially reasonable efforts to:

(i)
preserve intact its current business organization to keep available the services of any employees, consultants, independent contractors and supplies and maintain relations with, and the goodwill of, Persons having business relationships with it;

(ii)	retain possession and control of its assets;

(iii)
conduct business in such a manner that, on the Closing Date, the representations and warranties of each Caspian Entity contained in this Agreement, with the exception of 4.2(7) are true, correct and complete as if such representations and warranties were made on and as of such date; and

(iv)
except (x) as specifically contemplated or expressly permitted by this Agreement, (y) as required by Applicable Law or a Governmental Authority, or (z) with the prior written consent of the Asia Sixth, which consent shall not be unreasonably withheld or delayed, not:

(i)	merge or consolidate CEI or CEL with any other Person, except for such transactions between its Subsidiaries or Affiliates, or dissolve or completely or partially liquidate CEI or CEL; or

(ii)	not enter into any contract that would have been a Material Contract.

(2)
Without limiting the generality of this Section 5.8, CEI shall not, without the prior written consent of Asia Sixth, amend the terms of the warrants, options and consulting agreement referred to in Section 4.2(7).

(3)
During the Closing Period, unless otherwise agreed with Asia Sixth, CEI shall use commercially reasonable efforts to settle, discharge and repay (and/or capitalize) all Indebtedness, accrued expenses, trade payables, liabilities and obligations, contingent or otherwise, listed on the liability side of the CEI Balance Sheet such that on the Closing Date, the CEI Balance Sheet will not contain any liability in accordance with GAAP (a “Clean CEI Balance Sheet”).

5.9	Pedevco Agreement; Covenants of Pedevco and RJ Credit.

Pedevco and Asia Sixth shall take all necessary steps to terminate the Pedevco Agreement as soon as reasonably possible after the date hereof.  Each of Pedevco and RJ Credit hereby agrees and acknowledges that notwithstanding anything to the contrary under the terms of the Pedevco Promissory

Note and the RJ Credit Promissory Note, it consents to all of the transactions contemplated by this Agreement, including the transfer of (i) the Asia Sixth Aral Interests; (ii) the Groenzee Shares; and (iii) the Purchased Debt; as well as the borrowing of the loan by Aral, the creation of the Liens over all the Aral Interests and the subordination of all other existing loans owed by Aral as contemplated under the Aral Financing Documents, in each case in accordance with this Agreement, PROVIDED THAT, prior to the Closing, Asia Sixth covenants and agrees not to (a) transfer (i) the Asia Sixth Aral Interests; (ii) the Groenzee Shares; and (iii) the Purchased Debt to any Person other than to CEI or a Permitted Assign in accordance with the terms of this Agreement; or (b) create any Lien over any of (i) the Asia Sixth Aral Interests; (ii) the Groenzee Shares; and (iii) the Purchased Debt in favour of any Person other than in accordance with the terms of this Agreement.

Each of Pedevco and RJ Credit further covenants with the other Parties that, subject to the fulfillment of the conditions to the Closing under Sections 6.1(a) through 6.1(l) (inclusively), 6.2 and 6.3, it releases and discharges Asia Sixth from any and all Liens over assets of Asia Sixth, including any Liens over (i) the Asia Sixth Aral Interests; (ii) the Groenzee Shares; and (iii) the Purchased Debt, in each case immediately prior to the Closing.]

ARTICLE VI – CLOSING CONDITIONS

6.1	Conditions in Favour of CEI.

The obligation of the Caspian Entities to complete the transactions contemplated by this Agreement is subject to the following conditions to be fulfilled or performed by Asia Sixth on a reasonable best efforts basis at or prior to Closing, which conditions are for the exclusive benefit of the Caspian Entities and may be waived, in whole or in part, by CEI in its sole discretion:

(a)
All necessary action shall have been taken to terminate prior to the signing of this Agreement, the security interests held under the Groenzee CEL Sold Debt, and shall have executed all documents in the agreed form prior to the signing of this Agreement such that the interest on the Groenzee CEL Sold Debt shall be fixed at 10% per annum throughout the term of the Groenzee CEL Sold Debt.

(b)
Evidence satisfactory to CEI that at or prior to the Milestone Date: (i) the Pedevco Agreement has been terminated in accordance with its terms at the expense of Asia Sixth and Pedevco, if any; (ii) any applications submitted to any Government Authority relating to the Pedevco Agreement have been withdrawn, such applications to be made at the same time an application for the Kazakh Consents is submitted at or prior to the Milestone Date.

(c)
No action or proceeding shall be pending or threatened by any Person in any jurisdiction, to enjoin, restrict or prohibit: (i) any of the transactions contemplated by this Agreement; (ii) the right of CEI to own the Asia Sixth Aral Interests, the Groenzee Shares or the Purchased Debt; or (iii) the right of Aral to operate its Business.

(d)	Asia Sixth shall have duly entered into the Shareholders’ Agreement, which reflects the terms of Schedule “C”, effective as of Closing.

(e)	Asia Sixth shall have delivered to CEI or the Permitted Assign the Transfer Documents.

(f)	Evidence satisfactory to CEI that the Aral Pre-emption Right Waivers have been executed, and are in full force and effect on the Closing Date.

(g)	Asia Sixth shall have delivered to CEI a Clean Groenzee Balance Sheet reflecting the financial position of Groenzee as at the Closing Date.

(h)	The aggregate amount owed by CEI to Meridian and Firebird, as applicable, pursuant to the Short Term Loan Agreement shall have been converted in full by the issuance to

Meridian and Firebird, as applicable, by CEI of Common Shares in accordance with the terms of the Short Term Loan Agreement.

(i)
New loan financing documents in the agreed form and incorporating the key terms set out in Schedule “6.1” (the “Aral Financing Documents”) shall have been entered into by Sixth Energy and Meridian under which Sixth Energy (in the proportion of 60%) and Meridian (in the proportion of 40%) shall provide financing for the work program of Aral (development capital expenditure and operational expenditure).

(j)
Each of the representations and warranties of Asia Sixth under Section 4.1 shall be true and correct in all material respects as if made on and as of the Closing Date (except that such representations and warranties that are made as of a specific date need be true, correct only as of such date).

(k)
Each Asia Sixth Entity, and each Investor, shall have performed and complied with, in all material respects, all covenants, agreements, and undertakings contained in this Agreement that are required to be performed or complied by such Asia Sixth Entity or Investor on or before the Closing.

(l)
No action or proceeding shall be pending or threatened by any Person in any jurisdiction, to enjoin, restrict or prohibit: (i) any of the transactions contemplated by this Agreement; (ii) the right of any of Asia Sixth and the Investors to own the Consideration Shares; or (iii) CEL Aral Interests.

(m)	The Strong Petro Agreement shall have been terminated.

(n)
Each of Pedevco and RJ Credit shall have released and discharged Asia Sixth from any and all Liens over assets of Asia Sixth, including any Liens over (i) the Asia Sixth Aral Interests; (ii) the Groenzee Shares; and (iii) the Purchased Debt

6.2	Conditions in Favour of Asia Sixth.

The obligation of Asia Sixth to complete the transactions contemplated by this Agreement is subject to the following conditions to be fulfilled or performed by CEI on a reasonable best efforts basis at or prior to Closing, which conditions are for the exclusive benefit of Asia Sixth and may be waived, in whole or in part, by Asia Sixth in its sole discretion:

(a)	CEI shall have duly entered into the Shareholders’ Agreement, which reflects the terms of Schedule “C”, effective as of Closing;

(b)	CEI shall have delivered to Asia Sixth a Clean CEI Balance sheet reflecting the financial position of CEI as at the Closing Date;

(c)
Each of the representations and warranties of each Caspian Entity under Section 4.1 shall be true and correct in all material respects as if made on and as of the Closing Date (except that such representations and warranties that are made as of a specific date need be true, correct only as of such date);

(d)
Each Caspian Entity shall have performed and complied with, in all material respects, all covenants, agreements, and undertakings contained in this Agreement that are required to be performed or complied by the Caspian Entity on or before the Closing;

(e)
CEI shall have delivered to Asia Sixth resignation and release letters, in agreed form, from such directors of CEI as requested by Asia Sixth in order to give effect to the terms and conditions of the Shareholders’ Agreement, such resignations to take effect from the Closing Date;

(f)	All Indebtedness outstanding between any Caspian Entity (on one part) and Meridian and/or Firebird (on the other part) shall have been either converted into Common Shares or repaid in full; and

(g)	CEI shall have delivered to Asia Sixth written evidence of the unconditional discharge of any Liens over the assets or shares of any Caspian Entity in favour of either Meridian or Firebird.

6.3	Mutual Conditions.

The obligation of Asia Sixth and CEI to complete the transactions contemplated in this Agreement is subject to the following conditions being fulfilled or performed by the Parties on a reasonable best efforts basis at or prior to the Milestone Date, which conditions are for the benefit of Asia Sixth and CEI and may only be waived, in whole or in part, upon written agreement by Asia Sixth and CEI:

(a)	the Kazakh Consents with respect to the transactions contemplated herein.

(b)
any and all applications made by Asia Sixth or Groenzee and/or CEI or CEL, whether individually or together with any other party (including each other), for any consent or waiver by the Government of Kazakhstan in respect of the CEL Share Purchase Agreement, shall have been officially withdrawn, such applications to be made at the same time as an application for the Kazakh Consents is submitted at or prior to the Milestone Date.

(c)	Asia Sixth and Groenzee shall have taken all actions necessary under Applicable Law and Groenzee's articles of association to convert the share premium of Groenzee into share capital.

(d)
No order shall have been issued by any securities commission or similar regulatory authority, or stock exchange in Canada, preventing or suspending trading in any securities of CEI, including, without limitation the Common Shares and no such order shall be pending.

(e)
No action, proceeding or Order shall have been commenced or issued, or otherwise pending or threatened by any Person or Governmental Authority in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement, including the issuance by CEI of the Consideration Shares and the Consideration Warrants, and there shall not be in effect any Applicable Law that prohibits the issuance by CEI of the Consideration Shares and the Consideration Warrants to Asia Sixth and the Investors or the consummation of any of the other transactions contemplated hereby.

(f)	Aral shall have obtained registration of the loans contemplated in the Aral Financing Documents with the National Bank of Kazakhstan.

(g)	the CEI Shareholders’ Approval shall have been obtained.

(h)	the Exchange Approval (if applicable) shall have been obtained.

each having been obtained and or granted, as applicable, and remain in full force and effect, unamended in any material respect, on the Closing Date.

ARTICLE VII – TERMINATION

7.1	Termination.

This Agreement may be terminated at any time on or prior to the Closing Date:

(a)	by CEI upon written notice to Asia Sixth if, at the time of Closing, any of the conditions specified in Section 6.1 or 6.3 have not been satisfied in full;

(b)	by notice from Asia Sixth to CEI if, at the time of Closing, any of the conditions specified in Section 6.2 or 6.3 have not been satisfied in full; and

(c)	by written agreement of Asia Sixth and CEI.

7.2	Effect of Termination.

(a)
If this Agreement is terminated pursuant to Section 7.1(c), all obligations of the Parties pursuant to this Agreement will terminate without further liability of any Party to the other except for the provision of (i) Section 9.11 (Expenses), (ii) Section 9.13 (Public Announcements), (iii) Section 9.1 (Notices); (iv) Section 9.8 (Governing Law); Section 9.9 (Arbitration) and (iii) this Section 7.2.

(b)
If this Agreement is terminated by notice from the Asia Sixth Entities or the Caspian Entities, as applicable, pursuant to Sections 7.1(a) or 7.1(b) and the right to terminate arose because of a breach of the other Parties, including a breach resulting in a condition in favour of the terminating Parties failing to be satisfied, then the other Parties shall remain fully liable for any and all Damages suffered by the terminating Parties as a result thereof.

7.3	Waiver of Conditions of Closing.

If any of the conditions set forth in Section 6.1 have not been satisfied, CEI may waive the condition in writing and proceed with the completion of the transactions contemplated by this Agreement and, if any of the conditions set forth in Section 6.2 have not been satisfied, Asia Sixth may waive the condition in writing and proceed with the completion of the transactions contemplated by this Agreement.  Any such waiver and election by CEI or Asia Sixth, as the case may be, will only serve as a waiver of the specific closing condition and the Parties which has not been able to satisfy the waived condition will have no liability with respect to that specific waived condition.  For greater certainty, the conditions set forth in Section 6.3 may only be waived in writing upon mutual agreement among CEI and Asia Sixth.

ARTICLE VIII – INDEMNIFICATION AND REMEDIES

8.1	Indemnification by Asia Sixth.

Asia Sixth shall except as otherwise specified herein, on an after-Tax basis, indemnify and hold harmless CEI, its Affiliates and its assigns, including, following the Closing, Groenzee, and to the extent named or involved in any third party action or claim, their respective employees, shareholders, directors, officers, representatives and related persons (collectively, the “Caspian Entities Indemnified Persons”) against, and shall pay to the Caspian Entities Indemnified Persons, on demand, with interest, the amount of, any Damages, whether or not involving a third party claim, suffered by, imposed upon or asserted against, the Caspian Entities Indemnified Persons as a result of, in respect of, connected with, or arising out of, under, or pursuant to any breach of any representation, warranty or covenant made by Asia Sixth in this Agreement in any material respect and which is not rectified (if capable of being rectified) within 20 Business Days of written notice from the Caspian Entities Indemnified Persons.

8.2	Indemnification by CEI.

 CEI shall except as otherwise specified herein, on an after-Tax basis, indemnify and hold harmless Asia Sixth, its Affiliates and its assigns, following the Closing, and to the extent named or involved in any third party action or claim, their respective employees, shareholders, directors, officers, representatives and related persons (collectively, the “Asia Sixth Indemnified Persons”) against, and shall pay to the Asia Sixth Indemnified Persons, on demand, with interest, the amount of, any Damages, whether or not involving a third party claim, suffered by, imposed upon or asserted against, the Asia Sixth Indemnified Persons as a result of, in respect of, connected with, or arising out of, under, or pursuant to any breach of any representation, warranty or covenant made by CEI in this Agreement in any material respect and which is not rectified (if capable of being rectified) within 20 Business Days of written notice from the Asia Sixth Indemnified Persons.

8.3	Indemnification by the Investors.

Each Investor shall severally except as otherwise specified herein, on an after-Tax basis, indemnify and hold harmless CEI, its Affiliates and its assigns, following the Closing, and to the extent named or involved in any third party action or claim the CEI Indemnified Persons against, and shall pay to the Asia Sixth Indemnified Persons, on demand, with interest, the amount of, any Damages, whether or not involving a third party claim, suffered by, imposed upon or asserted against, the CEI Indemnified Persons as a result of, in respect of, connected with, or arising out of, under, or pursuant to any breach of any representation, warranty or covenant made by such Investor in this Agreement in any material respect and which is not rectified (if capable of being rectified) within 20 Business Days of written notice from the CEI Indemnified Persons.

8.4	Indemnification against Third Party Claims.

(a)
If any of CEI and Asia Sixth, or their respective Affiliates or assigns (in this instance an “Indemnitee”) receives notice of any proceeding commenced in connection with a third party claim (a “Third Party Claim”) for which the Indemnitee proposes to demand indemnification from any other Party (the “Indemnitor”), the Indemnitee shall promptly provide notice to the Indemnitor; provided that failure to notify the Indemnitor of its obligations will not relieve the Indemnitor of any liability it may have to the Indemnitee except to the extent that the defence or such action is prejudiced by the Indemnitee’s failure to give such notice.

(b)
The Indemnitor shall have the right, by notice to the Indemnitee given not later than thirty (30) days after receipt of the notice described above, to assume control of the defence, compromise or settlement of the Third Party Claim, provided that: (i) such assumption shall, by its terms, be without cost to the Indemnitee; (ii) such assumption shall include an acknowledgement from the Indemnitor that it is liable to the Indemnitee for the full amount of the Third Party Claim; and (iii) the Indemnitor shall, from time to time, at the Indemnitee’s request, give security against any costs or other liabilities to which the Indemnitee may be or become exposed.

(c)
Upon the assumption of control by the Indemnitor, the Indemnitor shall diligently proceed with the defence, compromise or settlement of the Third Party Claim at the Indemnitor’s sole expense, including the retaining of counsel reasonably satisfactory to the Indemnitee.  The Indemnitee shall co-operate fully, but at the expense of the Indemnitor, and will make available to the Indemnitor all relevant information and witnesses under the Indemnitee’s control and make such assignments and take such other steps as are, in the opinion of counsel for the Indemnitor, necessary to enable the Indemnitor to conduct such defence, provided always that (i) no admission of fault shall be made by or on behalf of an Indemnitee without the written consent of the Indemnitee, and (ii) the Indemnitee shall not be obliged to take any measures which, in the reasonable opinion of the Indemnitee’s legal counsel, could be prejudicial or unfavourable to the Indemnitee.

(d)	The final determination of any Third Party Claim will be binding and conclusive upon the Parties as to the validity or invalidity, as the case may be, of such Third Party Claim against the Indemnitor.

(e)
Should the Indemnitor fail to give notice to the Indemnitee as provided in this Section, the Indemnitee may assume control of the defence, compromise or settlement of the Third Party Claim as in its sole discretion may appear advisable, and shall be entitled to retain counsel as in its sole discretion may appear advisable, the whole at the Indemnitor’s sole expense, and any settlement or other final determination of the Third Party Claim shall be binding upon the Indemnitor, subject to the right of the Indemnitor to dispute that an indemnification is required pursuant to this Agreement.

8.5	Indemnification – Other Claims.

A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought.

8.6	Calculation of Indemnification.

(1)
Where under the terms of this Agreement one Party is liable to indemnify or reimburse another Party in respect of costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other Party or the representative member (or equivalent) of any VAT group of which it forms part, subject to that Party or representative member (or equivalent) using all reasonable endeavours to recover such amount of VAT as may be practicable.

(2)
If any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then in addition to that payment the payer shall pay, or if a reverse charge procedure applies account for, any VAT due, subject, unless the reverse charge procedure applies, to provision of a valid VAT invoice.

8.7	Expiry and Limitation of Liability.

(1)
Notwithstanding any other provision in this Agreement, the maximum aggregate liability of Asia Sixth under Section 8.1 in respect of all claims shall not exceed the amount of 50% of the Purchase Price, unless the liability in respect of such claim arises from any breach of representation, warranty or covenant given by Asia Sixth under Sections 4.1(1) (Standing and Corporate Power), 4.1(3) (No Conflict), 4.1(5) (Execution and Enforceability), 4.1(9) (Title to and Sufficiency of Assets and Seismic Data) or 4.1(12) (Groenzee Tax Matters), in which case the maximum aggregate liability for such breach shall be 100% of the Purchase Price.

(2)
Notwithstanding any other provision in this Agreement, the maximum aggregate liability of CEI under Section 8.2 in respect of all claims shall not exceed the amount of 50% of the Purchase Price, unless the liability in respect of such claim arises from any breach of representation, warranty or covenant given by CEI under Sections 4.2(1) (Standing and Corporate Power of CEI), 4.2(2) (No Conflict), 4.2(4) (Execution and Enforceability), 4.2(7) (Share Capital) or 4.2(13) (Caspian Entity Tax Matters) in which case the maximum aggregate liability for such breach shall be 100% of the Purchase Price.

(3)
Notwithstanding any other provision in this Agreement, the maximum aggregate liability of an Investor under Section 8.3 in respect of all claims shall be equal to the amount of the Indebtedness evidenced by the Promissory Note transferred by such Investor as contemplated in Section 2.2.

(4)	Except as set out in this Section 8.6, liability for breaches of the representations, warranties and covenants of Asia Sixth, CEI and the Investors contained in this

Agreement shall terminate upon the expiry of the period of 12 months following the Closing Date, except (i) in the case of (x) fraud, or (y) in respect to the representation or warranties contained in under Sections 4.1(1) (Standing and Corporate Power), 4.1(3) (No Conflict), 4.1(5) (Execution and Enforceability), 4.1(9) (Title to and Sufficiency of Assets and Seismic Data) or 4.1(12) (Groenzee Tax Matters) (with respect to Asia Sixth) and in Sections 4.2(1) (Standing and Corporate Power of CEI), 4.2(2) (No Conflict), 4.2(4) (Execution and Enforceability), 4.2(7) (Share Capital) or 4.2(13) (Caspian Entity Tax Matters) (with respect to CEI), in which case liability shall continue until the expiry of a period of 36 months following the Closing Date, or (iii) to the extent that, during any such period, the Indemnitee shall have given notice to the Indemnitor of a claim in respect of any such representation, warranty or covenant, in which case liability for such representation, warranty or covenant shall continue in full force and effect until the final determination of such claim.

8.8	Settlement of Indemnification Amounts and Set-Off.

Where Asia Sixth or an Investor is liable to pay any amount to any Caspian Entities’ Indemnified Persons or Caspian Entities (“CEI Payees”) under this Agreement, the payment obligation shall be satisfied at the CEI Payees’ election either by the payment of the relevant sums in cash, up to a maximum of US$250,000 in the aggregate to such bank account designated by the CEI Payees or by the sale, surrender or transfer of such number of Common Shares to the CEI Payees.  When calculating the number of Common Shares for sale, surrender or transfer under this Section 8.8, the price per Common Share shall be equal to the price of a Consideration Share immediately at the time of Closing.

Where CEI is liable to pay any amount to Asia Sixth or to any Asia Sixth Indemnified Person (“Asia Sixth Payee”) under this Article VIII, the payment obligation may be satisfied at the election of CEI by payment of the relevant sums in cash or by the issuance of Common Shares to the Asia Sixth Payee. When calculating the number of Common Shares for sale, surrender or transfer under this Section 8.8, the price per Common Share shall be equal to the price of a Consideration Share immediately at the time of Closing.

Notwithstanding the foregoing, CEI shall have the right to satisfy any amount from time to time owing by it to Asia Sixth by way of set-off against any amount owing by Asia Sixth to either Caspian Entity.

8.9	Exclusion of the Intereks Claim.

Notwithstanding any of the foregoing, each of Caspian Entity and Asia Sixth Entity agrees and acknowledges that the Intereks Claim is a liability of Aral.  No Caspian Entity has made any representations, warranties or covenant that it will indemnify, or be obligated to indemnify, any Asia Sixth Entity or any other Party for Damages arising from the Intereks Claim.  No Asia Sixth Entity has made any representations, warranties or covenants that it will indemnify, or be obligated to indemnify, any Caspian Entity or any other Party for Damages arising from the Intereks Claim.

ARTICLE IX – MISCELLANEOUS

9.1	Notices.

Any notice, consent, waiver or other communication given under this Agreement shall be in writing in the English language and may be given by delivering it or sending it by facsimile (if a facsimile number is provided) or other similar form of recorded communication addressed:

(a)	to the Caspian Entities to:

Caspian Energy Inc.
396 - 11th Avenue S.W.
Suite 410

Calgary, Alberta
T2R 0C5

Attention: Brian Korney

with a copy (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP
Suite 2100, Scotia Plaza
40 King Street West
Toronto, ON
M5H 3C2

Attention: Jay Goldman

(b)	to the Asia Sixth Entities to:

Asia Sixth Energy Resources Limited
1201 Block B3, Sunshine Plaza
68 Anli Road
Chaoyang District
Beijing
People’s Republic of China

Attention: Zhao Wei

(c)	to Pedevco to:

Pacific Energy Development Corp.
4125, Blackhawk Plaza Circle,
Suite 201, Danville, CA 94506
United States of America

Attention: CEO and General Counsel

(d)	to RJ Credit to:

RJ Credit, LLC
152 West 57th Street
4th Floor
New York
New York 10019
United States of America

Attention: David Steinberg

(e)	to Giant Dragon to:

Giant Dragon Enterprises Limited
Room 214, Building 19, Hong Cheng Guo Ji
588 East Nan Hu Road
Changchun
People’s Republic of China

Attention: Gao Xiang

(f)	to Acap to:

Acap Limited
Bank of Communications Building, 7th Floor
368 Hennessy Road
Wanchai
Hong Kong

Attention: John Chen

Any such communication shall be deemed to have been delivered on the date of personal delivery or transmission by facsimile or other similar form of recorded communication, as the case may be, if such day is a Business Day and such delivery or transmission was received by the recipient Party prior to 5:00 p.m. Toronto time and otherwise on the next Business Day.  Any Person may change its address for service by notice given in accordance with the foregoing and any subsequent notice shall be sent to such Person at its changed address.

9.2
Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, negotiations and discussions relating to the subject matter thereof, whether oral or written.  There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties relating to the subject matter hereof except as specifically set forth in this Agreement.  Neither of the Parties has relied or is relying on any other information, discussion or understanding in entering into and completing the transactions contemplated in this Agreement.

9.3	Amendments. This Agreement may only be amended, supplemented or otherwise modified by written agreement among all Parties.

9.4
Waiver. No waiver of any of the provisions of this Agreement or any Transaction Document shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a waiver or continuing waiver unless otherwise expressly provided in writing duly executed by the Party to be bound thereby.

9.5
Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect, without amendment.

9.6
Assignments. This Agreement shall become effective when executed by the Parties and thereafter shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns, provided that this Agreement may be assigned by a Party only with the written consent of the other Parties.  Notwithstanding the foregoing, this Agreement may be assigned in whole or in part by CEI to CEL or any Affiliate of CEI upon written notice to each Party.

9.7
Injunctive Relief and Specific Performance. The Parties agree that irreparable damage would occur for which money damages would not be an adequate remedy at Law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by either Asia Sixth Entities, on the one hand, or CEI, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Asia Sixth Entities, on the one hand, or CEI, on the other hand, shall be entitled to seek an injunction or injunctions and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the other, and to seek enforcement of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Notwithstanding the foregoing, any Party’s right to terminate this Agreement is contained exclusively and subject to the terms of Article VII.

9.8
Governing Law. This Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to conflict of law principles and each of the Parties irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of Ontario.

9.9	Arbitration.

(a)
Amicable Settlement. All Disputes between the Parties arising out of or relating to or in connection with this Agreement, including the performance or non-performance of the obligations set out herein shall, so far as is possible, be settled amicably between the Parties within thirty (30) calendar days after written notice of such Dispute has been given by one Party to the other Party.

(b)
Arbitration Procedure. Any Dispute that is not resolved by the Parties pursuant to Clause 9.9(a), shall be finally resolved by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce, in force at the time when the request for arbitration by a Party is served in accordance with the said rules (“ICC Rules”). There shall be three (3) arbitrators appointed in accordance with the ICC Rules. The place of the arbitration shall be Hong Kong. The language of the arbitration shall be English.

(c)
Provisional or Interim Relief. By agreeing to arbitration, the Parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including a preliminary remedy in aid of arbitration, or order any interim injunction. A request for such provisional remedy or interim injunction by the parties to a court shall not be deemed a waiver of this Agreement to submit to arbitration.

(d)
Continued Performance during Arbitration. During the period of submission to arbitration and thereafter until the granting of the arbitral award, the Parties shall, except in the event of termination, continue to perform all their obligations under this Agreement without prejudice to a final adjustment in accordance with the said award.

9.10	Time of the Essence. Time shall be of the essence of this Agreement.

9.11
Expenses. Each of the Parties shall bear all costs and expenses (including the fees and disbursements of legal counsel, brokers, financial and tax advisers, consultants and accountants) incurred in connection with this Agreement.

9.12
Further Assurances. The Parties agree to promptly do, make, execute, and deliver or cause to be done, made, executed or delivered all such further acts, documents and things as the other Party may reasonably require for the purposes of giving effect to this Agreement.

9.13
Announcements. The Parties shall consult prior to issuing any public announcement with respect to this Agreement or the transactions contemplated herein or therein, and none of the Parties shall issue any public announcement without the other Parties’ prior written consent, which shall not be unreasonably withheld.  The provisions of this Section 9.13 shall not prevent, or require consent for, a public disclosure or communication which the Party making such disclosure or communication is specifically required to make pursuant to Applicable Law, rule or regulation (upon advice of counsel), provided that to the extent permissible under law and practicable under the relevant circumstances (including not causing any delay), the Party required to make the disclosure or communication shall consult with the other Parties prior to making the disclosure or communication.

9.14
Broker Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated in this Agreement based upon arrangements made by or on behalf of any Party.

9.15	Legal Advice. Each Party agrees that it has been given adequate time and opportunity to consult an independent legal adviser in respect of the terms and conditions of this Agreement.

9.16
Counterparts. This Agreement may be executed in any number of separate counterparts (including by facsimile or other electronic means) and all such signed counterparts shall together constitute one and the same agreement.

[Remainder of this page left intentionally blank.]

IN WITNESS WHEREOF the Parties have executed this Agreement.

CASPIAN ENERGY INC.
Per:	/s/ Brian D. Korney
Name: Brian D. Korney
Title: Vice President, Finance

[Share Purchase Agreement]

CASPIAN ENERGY LIMITED.
Per:	/s/ Brian D. Korney
Name: Brian D. Korney
Title: Vice President, Finance

[Share Purchase Agreement]

ASIA SIXTH ENERGY RESOURCES LIMITED
Per:	/s/ Zhao Wei
Name: Zhao Wei
Title: Director

[Share Purchase Agreement]

GROENZEE B.V.
Per:	/s/ Zhao Wei
Name: Zhao Wei
Title: Authorized Signatory

[Share Purchase Agreement]

PACIFIC ENERGY DEVELOPMENT CORP.
Per:	/s/ Clark Moore
Name: Clark Moore
Title: EVP

[Share Purchase Agreement]

RJ CREDIT, LLC
Per:	/s/ David Steinberg
Name: David Steinberg
Title: Authorized Signatory

[Share Purchase Agreement]

GIANT DRAGON ENTERPRISES LIMITED
Per:	/s/ Gao Xiang
Name: Gao Xiang
Title: Director

[Share Purchase Agreement]

ACAP LIMITED
Per:	/s/ John Chen
Name: John Chen
Title: Managing Director

[Share Purchase Agreement]

SCHEDULE “A”

Schedule of Existing Debt and Large Payables

Debt	Debt Holder	Obligor	Principal (US $)	Accrued Interest (as of 31 October 2014) (US $)	Total Amount Owed (US $)
Groenzee Aral Debt	Groenzee B.V.	Aral Petroleum Capital LLP (“Aral”)	100,974,712	38,857,518	139,832,230
Security granted under Groenzee Aral Debt: Guarantee from CEL and pledge of securities of Aral from CEL

Breakdown of Groenzee Aral Debt

Debt	Debt Holder	Obligor	Principal (US $)	Accrued Interest (as of 31 October 2014) (US $)	Total Amount Owed (US $)
Loan assigned by Caspian (2011 Acquisition)	Groenzee B.V.	Aral	64,236,896	28,383,451	92,620,347
Azden Loan (2011 Acquisition)	Groenzee B.V.	Aral	4,280,387	1,891,314	6,171,702
2012-2014 Groenzee Aral Debt (contributed since 2012)	Groenzee B.V.	Aral	22,480,000	6,363,004	28,843,004
2012-2014 Groenzee Aral Debt (contributed since 2012 – assigned in 2013)	Groenzee B.V.	Aral	9,977,429	2,219,748	12,197,177
		Total	100,974,712	38,857,518(1)	139,832,230

(1) Note – amount may be subject to + / - $1.00 rounding.

SCHEDULE “A (1)”

Material Aral Liabilities and Contingent Aral Liabilities

Material Aral Liabilities

	KZT '000	Payable Days
Contracting Parties		121-360 days	>360 days
	25/06/2014
Batis-Munai LLP	586,648	369,933	216,714
BGP Geophysical Services	1,279,577	906,879	372,698
Great Wall (Kazakh-Chinese Drilling Company)	5,720,118	426,022	5,294,096
CNLC International Kazakhstan Inc LLP	234,487	234,487
Emir Oil	234,900	76,900	158,000
Total	8,055,730	2,014,221	6,041,509

Contingent Aral Liabilities

Liability	Amount (in US$)
Intereks Claim	400,000

SCHEDULE “A (2)”

Groenzee CEL Sold Debt

Debt	Debt Holder	Obligor	Principal (US $)	Accrued Interest (US $)	Total Amount Owed (US $)
Groenzee CEL Sold Debt	Alpha Asia Enterprises Limited	Caspian Energy Limited	6,000,000	1,145,205 (as of 31 October 2014)	7,145,205

Security Granted under Groenzee CEL Sold Debt: Nil.

SCHEDULE “B”

Schedule of Groenzee Asia Sixth Debt

Debt	Debt Holder	Obligor	Principal (US $)	Accrued Interest (as of 31 October 2014) (US $)	Total Amount Owed (US $)
Groenzee Asia Sixth Debt	Asia Sixth Energy Resources Limited (“Asia Sixth”)	Groenzee B.V.	100,974,712	38,455,757	139,430,470

Security Granted under Groenzee Asia Sixth Debt: Nil.

SCHEDULE “C”

Shareholders’ Agreement Term Sheet

(See Attached)

Caspian Energy Inc. (the “Company”)

Terms of Shareholders’ Agreement

Basic Features of the Shareholders’ Agreement
Parties:	• The Company • Meridian Capital International Fund (“Meridian”) • Asia Sixth Energy Limited (“Asia Sixth”) Meridian and Asia Sixth are collectively referred to herein as the “Principal Shareholders”.
Purpose:	The Shareholders’ Agreement will set out the parties’ obligations and rights regarding the governance of the Company and its subsidiaries following the transactions of this Agreement.
Governing Law of the Shareholders’ Agreement:	Ontario, Canada
Governance of the Company
Board Composition and Quorum:
Subject to applicable Laws, the board of directors of the Company (the “Board”) shall consist of up to seven members and the Company shall nominate as directors at the first meeting of shareholders where the CEI Shareholders’ Approval (as defined in the SPA) is sought, and every subsequent shareholder meeting where directors are elected, the following nominees:

i.  two nominees of Asia Sixth (“Asia Sixth Nominees”), provided that Asia Sixth (together with any affiliates thereof) continues to hold in aggregate not less than 20% of the issued share capital of the Company; provided, further, that if such aggregate holding is more than 10% but less than 20%, one Asia Sixth Nominee only shall then be nominated and the size of the Board shall be reduced by one member,

ii.    two nominees of Meridian (“Meridian Nominees”), provided that Meridian (together with any affiliates thereof) continues to hold in aggregate not less than 20% of the issued share capital of the Company; provided, further, that if such holding is more than 10% but less than 20%, one Meridian Nominee only shall then be nominated and the size of the Board shall be reduced by one member, and

iii.    two independent nominees agreed upon by Qualified Consent (defined below) after consultation with the management of the Company (“Independent Nominees”).

A seventh member of the Board being a member of the senior management of the Company may be nominated at or after the Closing Date.

The quorum for the Board to conduct business shall be two directors, at least one of which must be an Asia Sixth Nominee and the other of which must be a Meridian Nominee, provided that Asia Sixth or Meridian, as applicable, holds in aggregate not less than 10% of the issued share capital of the Company at the time. If required by applicable Laws, the quorum for the Board shall also include one Independent Nominee.

Each Principal Shareholder shall vote their Common Shares in favour of the Asia Sixth Nominees, Meridian Nominees and the Independent Nominees at any meeting where directors are elected.

Qualified Consent
Means the consent or approval of each Principal Shareholder owning (together with any affiliates thereof) 20% or more of the issued and outstanding share capital of the Company. For that purpose, either Asia Sixth or Meridian may act through any Asia Sixth Nominee or Meridian Nominee elected as a director.

Meetings of the Board:	The Board shall meet at least once every quarter on at least five business days’ notice, unless notice is waived by all members of the Board.
Committees of the Board:
Audit Committee: the committee will consist of not less than 3 members including one of the Asia Sixth Nominees and one of the Meridian Nominees.

Other committees will be established in accordance with applicable Laws and, subject thereto, their composition will be determined by Qualified Consent.

Reserved Matters:
Subject to applicable Laws and, in relation to directors, their fiduciary duties (but without prejudice to the contractual obligations of the Shareholders (as between themselves) to comply with the provisions hereof), the following matters may not be taken without the approval of the Board (and, for such purpose, references below to the “Company” shall be construed to include references to each of the Company’s subsidiaries including APC):

1.  Approve the annual work program and budget.

2.     Make any acquisition which contemplates the payment by the Company of more than US$500,000 other than any acquisition approved in the annual work program and budget.

3.     Make any capital expenditures in excess of 10% of those approved in the annual work program and budget.

4.     Abandon exploration wells or appraisal wells; or determine that a discovery is a commercial discovery;

5.    Voluntary relinquishment of contract areas; amendments or extensions to or termination of subsoil contracts and licenses (including exploration, development and production contracts).

6.     Enter into any material agreement, outside the ordinary course of business, the aggregate value of which is greater than 10% of the market capitalization of the Company.

7.     Except for a “Debt Offering” (as defined in the SPA), the incurrence, establishment, modification or cancellation of any debt for borrowed money or of any liens or other security for debt (other than the drawdown or payments on established bank lines approved by Qualified Consent).

8.     Except for a “Debt Offering” (as defined in the SPA), issue or cancel any debt, equity or convertible securities or options to acquire such securities.

9.     Institute, modify or terminate any profit sharing or similar incentive arrangement for employees of the Company

10.   Make payment of any dividend or any other distribution to the shareholders (on a pro rata basis).

11.   Increase the size of the Board to a number greater than seven.

12.   Create any committee of the Board or any change in a committee of the Board.

13.   Appoint or terminate the CEO and/or CFO of the Company and the General Director/Manager of APC.

14.   Change the auditors, any material accounting policy (unless such change is required to comply with GAAP or IFRS) or fiscal year end of the Company or any material subsidiary.

15.   Make any amendment to the Company’s stock option plan or incentive plan.

Subject to applicable Laws and, in relation to directors, their fiduciary duties (but without prejudice to the contractual obligations of the Shareholders (as between themselves) to comply with the provisions hereof), the following matters may not be taken without the approval of the Board and Qualified Consent (and, for such purpose, references below to the “Company” shall be construed to included references to each of the Company’s subsidiaries including APC):

1.    The sale, assignment or transfer including any farm-out by the Company of any material asset, interest or right including, without limitation, any subsoil use right, or participating interests in any subsidiaries, but excluding any sale, assignment or transfer approved in the annual work program and budget.

2.     Merger, amalgamation or joint venture of the Company or any of its material subsidiaries with another third party entity.

3.    Continuation of the Company in to a jurisdiction in which the Company is not currently organized or a material change in the nature of the business of the Company or any material subsidiary.

4.     An amendment to the articles or by-laws of the Company.

5.     The filing of an application for bankruptcy protection or similar procedures; and the winding-up, dissolution or reorganization of the Company.

6.    The purchase for cancellation, redemption or acquisition of any of the Company’s securities by the Company, other than as required pursuant to the constitutional documents of the Company.

7.     Entering into any non-arm’s length transactions or related party transactions, including without limitation, any transaction with a director, officer or employee of the Company or an affiliate of such person or any transaction between the Company and any of the Principal Shareholders and any of its affiliates.

8.     The establishment of any stock option or incentive plan including any amount to be offered in such plan.

Work Program and Budget and Reporting:
Work Program and Budget:
Subject to applicable Laws, at least 60 days before the beginning of each fiscal year, the Company shall provide the Board with an annual draft work program budget for the Company for approval by the Board (to include at least one nominee director from each of Asia Sixth and Meridian). Such draft work program and budget will include income statement, balance sheet and statement of changes in financial position (including acquisitions and capital expenditures).

Reporting Requirements:
If the Company shall at any point cease to be a reporting issuer (and subject to the applicable public disclosure requirements) then, subject to applicable Laws, the Company shall provide to each Principal Shareholder, unless waived, so long as such Principal Shareholder (together with any affiliates thereof) owns 10% or more of the shares of the Company:
Monthly Financial Statements - within 10 days of the end of each month, non-consolidated profit and loss statements and monthly cash flow statement and balance sheet prepared by the Company and each of its subsidiaries;
Quarterly Financial Statements - within 30 days of the end of each calendar quarter, consolidated profit and loss statements and cash flow statement and balance sheet prepared by the Company; and
Board Materials - a complete package of all materials to be provided to the Board with a detailed Chief Executive Officer’s report describing the affairs of the Company at least 3 business days prior to any meeting of the Board.

Transfer of Shares
Permitted Transferee
Subject to applicable laws, rights of first refusal and tag-along rights would be granted to each Principal Shareholder and in addition shall be granted (by way of a separate agreement) to Firebird Global Master Fund Holdings, Ltd. and Firebird Avrora Fund, Ltd when any Principal Shareholder or both Principal Shareholders together sell and transfer no less than 10% of the shares in the Company held by the selling Principal Shareholder or the two Principal Shareholders in aggregate to a single or a group of investors in a single or a series of transactions over a period of 6-months. Such rights shall not apply to transfers to affiliates.
“Affiliate” to be defined as any entity of whom 20% or more of its economic interest is directly or indirectly owned by the Principal Shareholder.

Termination	Any Principal Shareholder’s rights under the Shareholders’ Agreement shall terminate if it (together with any affiliates thereof) ceases to hold 10% or more of the issued share capital of the Company.

SCHEDULE “D”

[Intentionally Deleted]

SCHEDULE “E”

Forms of Aral Pre-emption Right Waivers

[on the letterhead Aral Petroleum Capital LLP]

To: ASIA SIXTH ENERGY RESOURCES LIMITED (“Asia Sixth”)

Address: [•]

Re: Sale of the participatory interest in Aral Petroleum Capital LLP

[•] 2014

Dear Sirs

We refer to your letter dated [●] 2014 regarding your intention to sell the participatory interest in Aral Petroleum Capital LLP (“Partnership”) in the total amount of 10% (ten per cent).

We hereby inform you that after consideration of your notice, the Partnership is declining to exercise its pre-emptive right and declining to purchase the participatory interest in the Partnership owned by Asia Sixth Energy Resources Limited in the amount of 10% (ten per cent) under the existing foundation agreement of the Partnership, the charter of the Partnership or otherwise.

The Partnership further unconditionally and irrevocably releases and waives Asia Sixth from the compliance of the notification and other procedural requirements relating to the exercise of our pre-emptive rights under the existing foundation agreement of the Partnership, the charter of the Partnership or otherwise..

On behalf of Aral Petroleum Capital LLP

______________________

Name [●]

General Director

SCHEDULE “2.1A”

Subscription Shares Breakdown

	Percentage of Common Shares issued and outstanding immediately after Closing	Estimated number of Common Shares issued and outstanding immediately after Closing(1)
Pedevco	5%	20,140,826
RJ Credit	5%	20,140,826
Giant Dragon	5%	20,140,826
Acap	9.9%	39,878,836
Asia Sixth	35.1%	141,388,599

(1) Note: the number of Common Shares issued is for illustrative purposes and will change based on various circumstances, including the exercise of any securities convertible in to Common Shares, and the conversion of the indebtedness under the Short Term Loan Agreement. The numbers above currently assumes that the full amount under the Short Term Loan Agreement has been drawn down and converted into Common Shares.

SCHEDULE “2.3A”

Terms of Asia Sixth Consideration Warrants

(See Attached)

Consideration Warrant Calcaulations for Schedule 2.3A of the SPA

Total number of Consideration Warrants			7,844,367
Consideration Warrant Ratio			150.00%

Note: For Consideration Warrants which track the terms of any Warrant or Option, such Consideration Warrant is ONLY EXERCISABLE AFTER the issuance of a Common Share under the Warrant or Option with the corresponding exercise price and expiry date.

For Consideration Warrants which track RN Options, such warrant is ONLY EXERCISABLE AFTER the issuance of the Common Shares following the satisfaction of the criteria set forth in this table

Consideration Warrants corresponding to Warrants
Number of Consideration Warrants	Consideration Warrant Exercise Price	Expiry	Corresponding Warrant from which Consideration Warrant Terms are Based
			Holder / Certificate #	Amount	Exercise Price	Expiry
0	$ -	Wednesday, July 09, 2014	EXPIRED	0	$ -	Wednesday, July 09, 2014
0	$ -	Wednesday, July 09, 2014	EXPIRED	0	$ -	Wednesday, July 09, 2014
29,520	$ 1.4067	Thursday, October 02, 2014	FB Avrora / 2012-C1	19,680	$ 1.4067	Thursday, October 02, 2014
29,520	$ 1.4067	Thursday, October 02, 2014	FB Master / 2012-C2	19,680	$ 1.4067	Thursday, October 02, 2014
48,251	$ 0.8726	Thursday, January 08, 2015	FB Avrora / 2012-D1	32,167	$ 0.8726	Thursday, January 08, 2015
48,251	$ 0.8726	Thursday, January 08, 2015	FB Master / 2012-D2	32,167	$ 0.8726	Thursday, January 08, 2015
74,042	$ 0.5693	Saturday, April 11, 2015	FB Avrora / 2013-A1	49,361	$ 0.5693	Saturday, April 11, 2015
74,042	$ 0.5693	Saturday, April 11, 2015	FB Master / 2013-A2	49,361	$ 0.5693	Saturday, April 11, 2015

Total Consideration Warrants based on outstanding Warrants				303,624
Average weighted exercise price				$ 0.8285

Consideration Warrants corresponding to Options
Number of Consideration Warrants	Consideration Warrant Exercise Price	Expiry	Corresponding Option from which Consideration Warrant Terms are Based
			Holder	Amount	Price	Expiry
30,000	$ 2.0000	June 1, 2015	Maurizio Barnaba	20,000	$ 2.0000	June 1, 2015
55,500	$ 1.8000	June 24, 2016	Maurizio Barnaba	37,000	$ 1.8000	June 24, 2016
75,000	$ 1.9000	April 9, 2017	Maurizio Barnaba	50,000	$ 1.9000	April 9, 2017
60,000	$ 2.0000	June 1, 2015	Michael Nobbs	40,000	$ 2.0000	June 1, 2015
55,500	$ 1.8000	June 24, 2016	Michael Nobbs	37,000	$ 1.8000	June 24, 2016
75,000	$ 1.9000	April 9, 2017	Michael Nobbs	50,000	$ 1.9000	April 9, 2017
75,000	$ 0.9500	November 8, 2017	Michael Nobbs	50,000	$ 0.9500	November 8, 2017
75,000	$ 0.7000	January 25, 2018	Michael Nobbs	50,000	$ 0.7000	January 25, 2018
112,500	$ 0.5000	April 1, 2018	John Beveridge	75,000	$ 0.5000	April 1, 2018
60,000	$ 2.0000	June 1, 2015	Brian Korney	40,000	$ 2.0000	June 1, 2015
195,000	$ 1.8000	June 24, 2016	Brian Korney	130,000	$ 1.8000	June 24, 2016
150,000	$ 1.9000	April 9, 2017	Brian Korney	100,000	$ 1.9000	April 9, 2017
225,000	$ 0.9500	November 8, 2017	Brian Korney	150,000	$ 0.9500	November 8, 2017
225,000	$ 0.7000	January 25, 2018	Brian Korney	150,000	$ 0.7000	January 25, 2018
30,000	$ 2.0000	June 1, 2015	Gordon Harris	20,000	$ 2.0000	June 1, 2015
55,500	$ 1.8000	June 24, 2016	Gordon Harris	37,000	$ 1.8000	June 24, 2016
75,000	$ 1.9000	April 9, 2017	Gordon Harris	50,000	$ 1.9000	April 9, 2017
75,000	$ 0.9500	November 8, 2017	Gordon Harris	50,000	$ 0.9500	November 8, 2017
75,000	$ 0.7000	January 25, 2018	Gordon Harris	50,000	$ 0.7000	January 25, 2018
112,500	$ 2.0000	June 1, 2015	William Ramsay	75,000	$ 2.0000	June 1, 2015
699,243	$ 1.8000	June 24, 2016	William Ramsay	466,162	$ 1.8000	June 24, 2016
450,000	$ 1.9000	April 9, 2017	William Ramsay	300,000	$ 1.9000	April 9, 2017
300,000	$ 0.9500	November 8, 2017	William Ramsay	200,000	$ 0.9500	November 8, 2017
300,000	$ 0.7000	January 25, 2018	William Ramsay	200,000	$ 0.7000	January 25, 2018

Total Consideration Warrants based on outstanding Options				3,640,743
Average weighted exercise price				$ 1.4370

Consideration Warrants corresponding to RN Options
Maximum Number of Consideration Warrants	Consideration Warrant Exercise Price	Expiry	Corresponding RN Option from which Consideration Warrant Terms are Based
			Holder	Maximum Amount of Common Shares Issuable	Condition	Expiry
3,000,000	$ 0.0500	April 1, 2017	Roger Nutt	2,000,000	See Note 1	April 1, 2017
75,000	$ 0.0500	April 1, 2017	Roger Nutt	50,000	See Note 2	April 1, 2017
225,000	$ 0.0500	April 1, 2017	Roger Nutt	150,000	See Note 3	April 1, 2017
600,000	$ 0.0500	April 1, 2017	Roger Nutt	400,000	See Note 4	April 1, 2017

Total Consideration Warrants based on outstanding RN Options				3,900,000
Exercise price				$ 0.0500

Note 1 - In respect of each well where, as a direct consequence of the services provided by the Roger Nutt, the flow of petroleum in relation to such well when measured in accordance with the Consulting Agreement dated Aurust 18, 2012 (as amended from time to time) has a barrels of oil per day rate (“Bopd Rate”) in excess of 2,000, CEI will issue 250,000 Common Shares in respect of such well.

Note 2 - If the volume weighted average  trading price of CEI’s Common Shares (as quoted on the Toronto Stock Exchange (the “TSX”) or such other exchange on which CEI’s Common Shares are listed) exceeds $25.00 for a period of not less than 20 trading days, CEI will issue 50,000 Common Shares

Note 3 - If the volume weighted average  trading price of CEI’s Common Shares (as quoted on the TSX) or such other exchange on which CEI’s Common Shares are listed) exceeds $50.00 for a period of not less than 20 trading days, CEI will issue 150,000 Common Shares

Note 4 - If the volume weighted average  trading price of CEI’s Common Shares (as quoted on the TSX) or such other exchange on which CEI’s Common Shares are listed) exceeds $100.00 for a period of not less than 20 trading days, CEI will issue 400,000 Common Shares

SCHEDULE “2.3B”

Allocation of Purchase Price

10% Aral Interest held by Asia Sixth (Asia Sixth Aral Interest)	$1
100% of all issued and outstanding Groenzee Shares held by Asia Sixth	$1
Purchased Debt:
Back-to-back for Loan assigned by Caspian (2011 Acquisition)	$1
Back-to-back for Azden Loan (2011 Acquisition)	$6,151,401 (Of which, $4,280,387 is principal & $1,871,014 is accrued interest till 31 Oct 2014)
Back-to-back for Groenzee Aral Debt (contributed since 2012 - assigned in 2013)	$28,785,589 (Of which, $22,480,000 is principal & $6,305,589 is accrued interest till 31 Oct 2014)
Back-to-back for Groenzee Aral Debt (contributed since 2012)	$12,177,786 (Of which, $9,977,429 is principal & $2,200,357 is accrued interest till 31 Oct 2014)
TOTAL	$47,114,778

SCHEDULE “6.1”

Key Terms of the Aral Financing Documents

Lenders	Sixth Energy and Meridian
Borrower	Aral
Loan Amount	up to US$21.5 million
Tenor	Three years from the date of the facility agreement (i.e. Closing Date).
Interest Rate	10% per annum
Proportion	Sixth Energy - 60% (which amount shall include the Interim Aral Loan)
Meridian - 40%
Security	Share pledges from Groenzee / CEI / CEL over 100% of the Aral Interests in favour of the Lenders on a pro-rata basis
Subordination	The rights of all existing creditors (including Groenzee and CEI) of Aral under all existing indebtedness owing by Aral shall be subordinated to the rights of the Lenders under the present loan.
Lenders' obligation
1.    A Lender or Lenders' obligation to lend to Aral shall be terminated and loans extended by it or them to be repaid immediately upon Lender(s) holding 75% or more of the outstanding loan amounts serving a written notice to terminate (the “Termination Notice”).

2.    There shall be no early repayment by Aral unless there is an event of default for Indebtedness and the amount subject to the event of default exceeds US$5 million.

3     The Termination Notice served by any one Lender shall be served to Aral and all other Lenders simultaneously and other Lenders would have an option to terminate their respective lending obligations upon receipt of such Termination Notice. However, upon the termination of a Lender’s lending obligations, Aral has the right to secure an equal amount of loan from any other lenders, including any remaining Lender(s) under the present loan, so as to ensure that the facility made available to Aral will not be less than US$21.5 million. Any new lender of Aral will be subject to the same terms and conditions of the present loan.

3. The share pledges and the subordination arrangements will be terminated upon full repayment of the outstanding loan amounts owing to each Lender.
Other key provisions	1. Save as otherwise provided above, all decisions under the Aral Financing Documents shall be decided by any Lender(s) holding 75% or more of the outstanding loan amounts.
2. Any amendment to or waiver of the Aral Financing Documents requires written consent from the Lender(s) holding 75% or more of the outstanding loan amounts.
3. Aral shall be responsible for applicable withholding tax on interest payment in Kazakhstan.
Drawdown	Drawdown notice shall be served by Aral to all Lenders simultaneously and acknowledged by one director from Asia Sixth and/or Meridian.